SCHEDULE PRE-14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and

Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by

     Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or

    Section 240.14a-12

MEDPLUS, INC.

..................................................................

N/A

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

Common Stock and Series A Convertible Preferred Stock

...........................................................

    2) Aggregate number of securities to which transaction applies:

10,547,082

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    3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$2.00

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    4) Proposed maximum aggregate value of transaction:

$21,094,164

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    5) Total fee paid:

$5,273.54

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

N/A

...........................................................

    2) Form, Schedule or Registration Statement No.:

N/A

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    3) Filing Party:

N/A

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    4) Date Filed:

N/A

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MEDPLUS, INC.

8805 Governor's Hill Drive, Suite 100

Cincinnati, Ohio 45249

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 26, 2001

TO THE SHAREHOLDERS OF MEDPLUS, INC.:

You are cordially invited to attend the annual meeting of shareholders of MedPlus, Inc. to be held on June 26, 2001 at ____ local time at _____________________________________________________________, for the following purposes:

1. To consider and vote on a proposal to adopt and approve a merger agreement dated April 25, 2001 among MedPlus, Quest Diagnostics Incorporated and Q-M Merger Sub, Inc., a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Q-M Merger Sub will merge with and into MedPlus. As a result of the transaction, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. The merger agreement provides that, upon consummation of the merger, each share of common stock and Series A convertible preferred stock of MedPlus issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash. A copy of the merger agreement is set forth as Appendix A to the attached proxy statement.

2. To elect eight directors to serve until the 2002 Annual Meeting.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on May 7, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only shareholders of record of that time will be entitled to notice of and to vote at the annual meeting.

A proxy statement and proxy containing more detailed information with respect to the matters to be considered at the annual meeting accompany this notice.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger.

                                                                                                     By Order of the Board of Directors

                                                                                                      Robert E. Kenny III

                                                                                                      Secretary

May 24, 2001

IMPORTANT

As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this annual meeting in person. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Shareholders attending the meeting may personally vote on all matters which are considered in which event their signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to MedPlus of further solicitation, we ask your cooperation in mailing your proxy promptly.

This proxy statement is dated May 24, 2001 and is first being mailed to shareholders on or about May ____, 2001.

Summary Term Sheet

Pursuant to the terms of the merger agreement:

- Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, will merge with and into MedPlus, with MedPlus being the surviving corporation. As a result of the merger, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. Please see the section entitled "The Merger Agreement - The Merger," page 21.

- Each share of MedPlus common stock and Series A convertible preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 21.

- Each share of MedPlus common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired and will cease to exist without any conversion or payment. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 21.

- Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted and exchanged for one share of common stock of the surviving corporation. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 21.

- As a condition precedent to Quest Diagnostics agreeing to enter into the merger agreement, certain shareholders of MedPlus owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44% of the outstanding shares of common stock and preferred stock treated as a single class, entered into a voting agreement dated as of April 25, 2001 with Quest Diagnostics pursuant to which such shareholders agreed to vote their shares in favor of the merger of Q-M Merger Sub with and into MedPlus and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 28.

Summary Term Sheet	i
SUMMARY	1
The Annual Meeting	1
Record Date for Voting; Votes Required	1
The Merger Generally	1
The Companies	2
Opinion of Financial Advisor	3
Certain Federal Income Tax Consequences	3
The Merger Agreement	3
Interests of Certain Persons in the Merger	5
Rights of Dissenting Shareholders	6
THE ANNUAL MEETING	7
Purpose	7
Date, Place and Time	7
Record Date, Voting Rights and Votes Required	7
How to Revoke a Proxy	8
Solicitation of Proxies	8
Rights of Dissenting Shareholders	9
THE COMPANIES	11
MedPlus	11
Quest Diagnostics	11
QM Merger Sub	12
THE MERGER	12
Background of the Merger	12
Reasons for the Merger; Recommendation of the Board of Directors	14
Opinion of Financial Advisor	15
Interests of Certain Persons in the Merger	19
Accounting Treatment	20
Certain Federal Income Tax Consequences	20
Expenses and Fees	21
THE MERGER AGREEMENT	21
Effective Time of the Merger	21
The Merger	21
Conversion of Securities	21
Surrender of Stock Certificates	22
Stock Options	22
Warrants	22
Representations and Warranties	23
Conduct of the Business Pending the Merger	24
Additional Agreements	25
Conditions to Completing the Merger	26
Termination	27
Indemnification	28
Amendment and Waiver	28
CERTAIN RELATED AGREEMENTS	28
Voting Agreement	28
Employment Agreements	28
Credit Agreement	29
RIGHTS OF DISSENTING SHAREHOLDERS	29
ELECTION OF DIRECTORS	29
Information with Respect to Directors and Executive Officers	29
Security Ownership of Certain Beneficial Owners and Management	31
Section 16(a) Beneficial Ownership Reporting Compliance	31
Board of Directors Meetings and Committees	31
Director Compensation	31
Executive Compensation	31
Certain Relationships and Related Transactions	31
INDEPENDENT AUDITORS	31
Audit fees	31
Financial Information Systems Design and Implementation Fees	31
All Other Fees	31
SHAREHOLDER PROPOSALS	31
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	31
OTHER MATTERS	31

APPENDICES

Merger Agreement	Appendix A
Rights of Dissenting Shareholders Under Ohio Corporate Law	Appendix B
Opinion of KPMG Consulting, Inc.	Appendix C
Voting Agreement	Appendix D
Audit Committee Charter	Appendix E

SUMMARY

This summary highlights selected information from this proxy statement and documents incorporated herein by reference. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement and all of the appendices. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. In particular, you should read the merger agreement which is attached as Appendix A to this proxy statement.

The Annual Meeting

Our annual meeting of shareholders will be held at ________ local time, on June 26, 2001, at ________________________________________________. At the annual meeting, you will be asked:

1. To approve and adopt the merger agreement and the merger contemplated by the merger agreement;

2. To elect eight directors to serve until the 2002 annual meeting of shareholders; and

3. To act on any other items that may be submitted to properly come before the meeting and any adjournment thereof.

Please see the section entitled "The Annual Meeting," page 7.

Record Date for Voting; Votes Required

You can vote at the annual meeting of shareholders if you owned MedPlus common stock or Series A convertible preferred stock at the close of business on May 7, 2001. You will be able to cast one vote for each share of MedPlus common stock and preferred stock you owned at that time. The merger agreement and the merger must be approved by the affirmative vote of (i) the holders of a majority of the outstanding MedPlus common stock and preferred stock, voting as a single class and (ii) the holders of two-thirds of the outstanding preferred stock. The eight nominees for director receiving the most votes will be elected as directors. Please see the section entitled "The Annual Meeting - Record Date, Voting Rights and Votes Required," page 7.

Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock and approximately 98% of the outstanding shares of MedPlus preferred stock have agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 28.

The Merger Generally

The merger agreement contemplates the merger of Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, with and into MedPlus. As a result of the merger, MedPlus will become a wholly-owned subsidiary of Quest Diagnostics. The merger agreement provides that, upon consummation of the merger, each share of MedPlus common stock and preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and will be converted into the right to receive $2.00 in cash. The merger is for cash only. After the closing, current MedPlus shareholders, other than Quest Diagnostics, will have no further ownership interest in MedPlus. Please see the sections entitled "The Merger" and "The Merger Agreement," pages 12 and 21, respectively, for more information concerning the merger.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of a long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger. Please see section entitled "The Merger - Reasons for the Merger; Recommendation of the Board of Directors," page 14.

The Companies

MedPlus, Inc.

8805 Governor's Hill Drive

Suite 100

Cincinnati, Ohio 45249

(513) 583-0500

MedPlus is a business-to-business provider of information technology solutions that enable healthcare providers to access and manage information efficiently and cost effectively. Our solutions focus on various elements of process analysis and redesign, document imaging and management and workflow systems integration. The Company is currently traded on the Nasdaq National Market under the symbol "MEDP." Please see the section entitled "The Companies - MedPlus," page 11.

Quest Diagnostics Incorporated

One Malcolm Avenue

Teterboro, New Jersey 07608

(201) 393-5000

Quest Diagnostics is the nation's leading provider of diagnostic testing and related services for the healthcare industry. It offers a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions. Quest Diagnostics is currently traded on the New York Stock Exchange under the symbol "DGX". Please see the section entitled "The Companies - Quest Diagnostics," page 11.

Q-M Merger Sub, Inc.

One Malcolm Avenue

Teterboro, New Jersey 07608

(201) 393-5000

Q-M Merger Sub is a direct, wholly-owned subsidiary of Quest Diagnostics and was incorporated solely for purposes of consummating the merger. Q-M Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Please see the section entitled "The Companies - Q-M Merger Sub," page 12.

Opinion of Financial Advisor

KPMG Consulting, Inc., MedPlus' financial advisor, delivered a written opinion to the board of directors that, as of April 15, 2001 and as of the date of this proxy statement, the merger consideration was fair to MedPlus shareholders from a financial point of view. The opinion is not a recommendation to any shareholder as to how to vote. We have attached the opinion to this document as Appendix C. You should read it carefully. Please see the section entitled "The Merger - Opinion of Financial Advisor," page 15.

Certain Federal Income Tax Consequences

In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to your exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be treated as a capital gain or capital loss provided you held the common stock or preferred stock as a capital asset. The transaction may also be taxable under applicable state, local and foreign tax laws. You are urged to consult your own tax advisor. Please see the section entitled "The Merger - Certain Federal Income Tax Consequences," page 20.

The Merger Agreement

Conversion of Securities. At the effective time of the merger, each issued and outstanding share of MedPlus common stock and preferred stock, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash per share, as more fully described in the accompanying proxy statement. Each share of common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired. Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted into and exchanged for one share of common stock of the surviving corporation. Please see the section entitled "The Merger Agreement - Conversion of Securities," page 21.

Surrender of Stock Certificates. Within three business days after the merger is effective, Quest Diagnostics' paying agent will mail to you a form of letter of transmittal and related instructions to effect the surrender of certificates representing your shares of common stock and preferred stock in exchange for $2.00 per share in accordance with the merger agreement. Please see the section entitled "The Merger Agreement - Surrender of Stock Certificates," page 22.

Stock Options. Each holder of a stock option will be entitled to receive an amount (net of withholding tax) equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $2.00 over the exercise price per share of common stock subject to the cancelled option. Quest Diagnostics expects to issue stock options to acquire common stock of Quest Diagnostics to employees of MedPlus holding MedPlus options. All outstanding employee stock options will be treated equally, including options held by officers of MedPlus. All outstanding shares of common stock subject to any right of repurchase or other forfeiture restriction related to the performance of services to MedPlus will become free of such restriction immediately prior to the merger. Please see the section entitled "The Merger Agreement - Stock Options," page 22.

Warrants. At or following the effective time of the merger, the holder of each issued and outstanding warrant of MedPlus that is exercisable prior to the effective time will be entitled to receive in settlement and cancellation of such warrant, upon exercise of such warrant in accordance with its terms, an amount in cash equal to the product of (i) the number of shares of common stock or preferred stock issuable upon exercise of such warrant and (ii) $2.00. Certain warrants described in the merger agreement will be cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of preferred stock subject to the warrants and (ii) the excess of $2.00 over the exercise price per share of preferred stock subject to such warrants. Please see the section entitled "The Merger Agreement - Warrants," page 22.

Voting Required for Approval. Approval and adoption of the merger agreement and the merger contemplated by the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the annual meeting, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock and approximately 98% of the outstanding shares of MedPlus preferred stock have agreed to vote their shares in favor of the merger agreement and the merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. Please see the section entitled "Certain Related Agreements - Voting Agreement," page 28.

No Solicitation of Transactions. We have agreed that prior to the effective time of the merger, we will not directly or indirectly (i) solicit, initiate, encourage or facilitate the making of certain proposals relating to the purchase of the business, assets, properties or securities of MedPlus or our subsidiaries or to a merger or similar transaction involving MedPlus or our subsidiaries, (ii) engage in discussions or negotiations with any person with respect to such a proposal, (iii) disclose any nonpublic information or afford access to the properties, books or records of MedPlus to any person that has made or is considering making any such proposal, (iv) approve or recommend any such proposal or (v) execute any agreement in connection with any such proposal. We may, under certain circumstances, participate in discussions regarding unsolicited proposals from third parties. Please see the section entitled "The Merger Agreement - Additional Agreements," page 25.

Conditions to Completing the Merger. The obligations of MedPlus, Quest Diagnostics and Q-M Merger Sub to consummate the merger are subject to various conditions, including, without limitation, obtaining the requisite shareholder approval and the absence of any governmental order making the merger illegal or otherwise prohibiting consummation of the merger. Please see the section entitled "The Merger Agreement - Conditions to Completing the Merger," page 26.

Termination. MedPlus and Quest Diagnostics may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may terminate the merger agreement prior to the merger if:

- The merger has not been completed by October 15, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate it;

- A governmental authority issues a final and nonappealable order that makes the merger illegal or otherwise prohibits the merger;

- The other party breaches the merger agreement such that the conditions to completing the merger would not be satisfied and such breach is not corrected within the specified time; or

- The shareholders of MedPlus do not approve the merger agreement and the merger.

Quest Diagnostics may also terminate the merger agreement if (i) the board of directors fails to recommend or changes its recommendation of the merger agreement and the merger in a manner adverse to Quest Diagnostics or Q-M Merger Sub or fails to call the annual meeting, or (ii) our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

Interests of Certain Persons in the Merger

Certain of our directors and officers have interests that may present them with potential conflicts of interest in connection with the merger. The board of directors is aware of the conflicts and has considered them in addition to the other matters described under "The Merger - Reasons for the Merger; Recommendation of the Board of Directors" when it approved the merger agreement and recommended that shareholders vote in favor of the merger. Please see the section entitled "The Merger - Interests of Certain Persons in the Merger," page 19.

Shares of common stock and preferred stock held by officers and directors will be converted into the right to receive the same consideration as shares of common stock and preferred stock held by other shareholders. Options held by our officers will be treated in the same manner as any options held by other employee option holders. Please see the section entitled "The Merger - Interests of Certain Persons in the Merger," page 19.

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, owns 832,382 shares of MedPlus common stock and has voting power with respect to 1,632,075 shares of MedPlus common stock. Philip S. Present, our President and Chief Operating Officer, owns 61,755 shares of MedPlus common stock. Kenneth W. Freeman, a current member of our board of directors and a nominee for election, is the Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Quest Diagnostics and its affiliates own 1,918,465 shares of MedPlus common stock. Edward L. Cahill, a current member of our board of directors and a nominee for election, is a principal of Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. Cahill Warnock Strategic Partners Fund and Strategic Associates own, in the aggregate, 81,839 shares of MedPlus common stock, 2,313,978 shares of MedPlus preferred stock and warrants to purchase 25,000 shares of MedPlus common stock and 987,106 shares of MedPlus preferred stock.

Pursuant to the voting agreement, Cahill Warnock Strategic Partners Fund, Strategic Associates, Mr. Mahoney and Mr. Present have granted Quest Diagnostics an irrevocable proxy to vote their shares of MedPlus in favor of the merger agreement and the merger. Further, they have agreed not to sell, transfer, assign, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any encumbrance with respect to, any of their shares of MedPlus or any interest therein.

Pursuant to the merger agreement, Quest Diagnostics has agreed for six years after the effective time of the merger to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation with respect to our directors and officers. Please see the section entitled "The Merger Agreement - Indemnification," page 28.

The current employment agreements of Mr. Mahoney and Mr. Present contain provisions relating to a merger or other change in control of MedPlus. Upon consummation of the merger, MedPlus and certain of our officers and an employee will enter into amendments to their current employment agreements. Please see the section entitled "Certain Related Agreements - Employment Agreements," page 28.

Rights of Dissenting Shareholders

MedPlus shareholders can become dissenting shareholders and have the right to be paid the fair cash value of their shares of MedPlus after the effective time of the merger. The conditions and requirements for perfecting your rights as a dissenting shareholder are further explained in the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 9.

THE ANNUAL MEETING

Purpose

We are furnishing this proxy statement to you as a holder of MedPlus common stock or Series A convertible preferred stock in connection with the proxy solicitation by the board of directors of MedPlus. The board of directors will use the proxies at the annual meeting of shareholders to be held on June 26, 2001, and at any adjournments of that meeting.

At the annual meeting, you will vote on a proposal to approve the merger agreement and the merger contemplated by the merger agreement. Pursuant to the merger agreement, Q-M Merger Sub, a wholly-owned subsidiary of Quest Diagnostics, will merge with and into MedPlus. After the merger, MedPlus will be a wholly-owned subsidiary of Quest Diagnostics. In the merger, each share of MedPlus common stock and preferred stock issued and outstanding immediately before the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $2.00 in cash. You are urged to read a copy of the merger agreement attached as Appendix A to this proxy statement.

You also will be asked to elect directors to serve until the 2002 annual meeting. Please see the section entitled "Election of Directors," page 29 for more information.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger. The board of directors also recommends that you vote "FOR" the election of the nominees to the board of directors of MedPlus named in this proxy statement.

Date, Place and Time

Our annual meeting of shareholders will be held at ___________________________ at ________, local time, on June 26, 2001.

Record Date, Voting Rights and Votes Required

The board of directors fixed the close of business on May 7, 2001 as the record date for determining those shareholders who are entitled to notice of and to vote at the annual meeting. Only holders of common stock and preferred stock of record on the books of MedPlus at the close of business on the record date have the right to receive notice of and to vote at the annual meeting. On the record date, there were 8,175,267 shares of common stock and 2,371,815 shares of preferred stock issued and outstanding.

You will have one vote for each share of common stock and preferred stock owned on the record date. In order for the annual meeting to be held, a quorum must be present. A quorum is established when a majority of the outstanding shares of common stock and preferred stock are represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Approval and adoption of the merger agreement and the merger contemplated by the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote at the annual meeting, voting as a single class and (ii) the holders of two-thirds of the outstanding shares of preferred stock. The eight nominees for director receiving the most votes will be elected as directors.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention or broker non-vote will have the same effect as a vote against the approval of the merger agreement and the merger. Directors will be elected without regard to either abstentions or broker non-votes.

Properly executed proxies that we receive before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" the proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement and "FOR" the election of the persons nominated to be directors. Additionally, the proxy holder may vote the proxy in his or her discretion as to any other matter which may come properly before the annual meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the annual meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve a proposal at the time of the annual meeting. However, no proxy holder will vote any proxies voted against approval and adoption of the merger agreement in favor of a proposal to adjourn the annual meeting.

Pursuant to the voting agreement, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44% of the outstanding shares of common stock and preferred stock treated as a single class have agreed to vote their shares in favor of the merger agreement and merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics have sufficient voting power to approve the merger agreement and the merger under MedPlus' amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder.

How to Revoke a Proxy

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

You may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Robert E. Kenny III, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249 or by giving notice of revocation at the annual meeting prior to the vote. In addition, you may revoke your proxy by voting your shares in person at the annual meeting by providing notice of your intention to do so prior to the voting of the proxy.

Solicitation of Proxies

Proxies are being solicited on behalf of the board of directors. We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, in person or through other means. We will not compensate those people for the solicitation, but will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. We may also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse those brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses. We will pay all expenses associated with the printing and mailing of this proxy statement to our shareholders.

Rights of Dissenting Shareholders

Under Ohio law, shareholders of MedPlus have the right to dissent from the merger and receive the fair cash value of their shares of MedPlus common stock and preferred stock. Shareholders that elect to exercise their dissenters' rights must comply with the provisions of Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix B.

Below are the steps which you must take if you are a MedPlus shareholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete and you should read Section 1701.85 of the Ohio General Corporation Law. Failure to take any one of the required steps may result in termination of a shareholder's dissenters' rights. If you are a MedPlus shareholder considering dissenting, you should consult your own legal advisor.

1. Must be a shareholder of record. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of May 7, 2001. If you have a beneficial interest in shares of MedPlus common stock or preferred stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

2. Do not vote in favor of the merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the merger agreement and the merger contemplated by the merger agreement at the annual shareholders meeting. This requirement will be satisfied:

- if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote;

- if no proxy is returned and no vote is cast at the annual meeting in favor of the merger; or

- if you revoke a proxy and later "abstain" from or vote "against" the merger.

A vote "FOR" the merger is a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

3. Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon MedPlus on or before the tenth day after the shareholder vote approving the merger agreement and the merger. We will not inform shareholders of the expiration of the ten-day period, and therefore, you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on the record date of the meeting and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

4. Delivery of certificates for legending. If requested by MedPlus, you must submit your certificates for dissenting shares to the company within 15 days after the company sends its request for endorsement on the certificates by the company of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you by MedPlus.

5. Petitions to be filed in court. If you and MedPlus cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Hamilton County, Ohio, for a determination of the fair cash value of the dissenting shares. We are also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the fair cash value per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the annual meeting. The amount of the fair cash value excludes any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same or lower than the market value of the shares on the date of the merger.

Your right to be paid the fair cash value of the dissenting shares will terminate if:

- for any reason the merger does not become effective;

- you fail to make a timely written demand on MedPlus;

- you do not, upon request by MedPlus, timely surrender certificates for an endorsement of a legend that a demand for the fair cash value of the dissenting shares has been made;

- you withdraw your demand, with the consent of the board of directors; or

- MedPlus and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint within three months after service of your demand for fair cash value.

From the time you make your demand, your rights as a shareholder shall be suspended. If we pay cash dividends during the suspension, dissenting shareholders will be paid any such dividend as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated, all rights with respect to the dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

To be effective, a demand for fair cash value by a shareholder of MedPlus common stock or preferred stock must be made by or in the name of the record holder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares. If you hold your shares of common stock or preferred stock in a brokerage account or in other nominee form and you wish to exercise dissenters' rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for fair cash value by such nominee. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the fair cash value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of that section is attached hereto as Appendix B and this discussion concerning the rights of dissenting shareholders is qualified in its entirety by reference to that section.

THE COMPANIES

MedPlus

MedPlus was incorporated under the laws of the State of Ohio on December 19, 1991 and has been in continuous operation since that time. Our principal office is located at 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

We are a business to business provider of information technology solutions that enable healthcare providers to access and manage information efficiently and cost effectively. Our solutions focus on various elements of process analysis and redesign, document imaging and management and workflow systems integration.

Our healthcare related products consist of the ChartMaxxTM Enterprise-wide Private Health Record System, the eMaxxTM Enterprise-wide Private Health Record System and the OptiMaxx(R) Archival System. ChartMaxx is an enterprise-wide electronic private health record system that provides users with a web-enabled, patient-centric data repository of clinical and administrative information provided from sources such as hospitals, reference laboratories, clinics and physician offices. eMaxx is the remote hosted version of the private health record system which is utilized to provide services under our eHealth model. OptiMaxx is an optical disk-based archival and retrieval system designed to meet the needs of healthcare providers that require electronic storage and quick retrieval of information. Our eHealth business focuses on providing services to physicians, hospitals and other healthcare providers under an Application Service Provider basis.

Our Universal Document Management Systems subsidiary develops and sells Step2000, a workflow content management and application development software product that enhances the utilization of information on an enterprise-wide basis, regardless of hardware platform or operating environment.

Quest Diagnostics

Quest Diagnostics is a Delaware corporation and its principal office is located at One Malcolm Avenue, Teterboro, New Jersey 07608. It is the successor to MetPath Inc., a New York corporation that was organized in 1967, and was a subsidiary of Corning Incorporated from 1982 to 1996.

Quest Diagnostics is the nation's leading provider of diagnostic testing and related services for the healthcare industry. It offers a broad range of clinical laboratory testing services used by physicians in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions.

Quest Diagnostics currently processes over 100 million requisitions each year. Its customers include physicians, hospitals, managed care organizations, employers, governmental institutions and other independent clinical laboratories. It has a network of principal laboratories located in approximately 30 major metropolitan areas throughout the United States, several joint venture laboratories, approximately 150 smaller rapid response laboratories and approximately 1,300 patient service centers. Quest Diagnostics operates an esoteric testing laboratory and development facility known as Nichols Institute located in San Juan Capistrano, California as well as laboratory facilities in Mexico City, Mexico and near London, England.

In addition to its laboratory testing business, its clinical trials business provides testing to support clinical trials of new pharmaceuticals worldwide. Quest Diagnostics also collects and analyzes laboratory, pharmaceutical and other data through its Quest Informatics division in order to help pharmaceutical companies with their marketing and disease management efforts, as well as to help large healthcare customers better manage the health of their patients.

Q-M Merger Sub

Q-M Merger Sub was incorporated under the laws of the State of Ohio on April 18, 2001. It is a direct, wholly-owned subsidiary of Quest Diagnostics and was incorporated solely for purposes of consummating the merger. Q-M Merger Sub has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Its principal office is located at One Malcolm Avenue, Teterboro, New Jersey 07608.

THE MERGER

The discussion in this proxy statement of the merger and the description of the principal terms and conditions of the merger agreement is a summary only. You should refer to the merger agreement for the details of the merger. We have attached a copy of the merger agreement to this proxy statement as Appendix A. You should read Appendix A and the other Appendices to this proxy statement carefully.

Background of the merger

Since inception in 1991, we have funded our operations, working capital needs and capital expenditures primarily through a combination of cash generated by operations, the sale of our operating assets, debt financing, offerings of our common stock to the public and other private equity financing arrangements. Over the past few years, our net cash outlays have exceeded our ability to generate cash through operations resulting in the need to obtain additional working capital. Our sales of systems and our revenues have been negatively impacted by our customers' concerns about our financial condition. Further, our software development efforts, the development of new products and our eHealth business, and the expansion of our marketing, sales and customer support staff, among other aspects of our strategy, will require significant expenditures over the next several years. Those considerations have led to various transactions which have culminated in the merger.

Our relationship with Quest Diagnostics began in 1998. For the past three years, Quest Diagnostics has been a customer of MedPlus for our OptiMaxx product and more recently, for our eHealth business. On June 19, 2000, we entered into a stock subscription agreement with Quest Diagnostics Ventures LLC, a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Quest Diagnostics Ventures provided approximately $9.5 million in equity financing to MedPlus. In addition to the equity financing received by MedPlus, Richard Mahoney, our Chief Executive Officer, sold to Quest Diagnostics Ventures 100,000 shares of MedPlus common stock. In total, Quest Diagnostics Ventures acquired 1,918,465 shares of common stock, representing 18.4% of our voting stock. We also issued Quest Diagnostics Ventures a warrant to purchase a total of 2,884,513 shares of common stock with an exercise price of $5.73 per share. The exercise price for the warrants is subject to certain antidilution provisions related to the future issuance of MedPlus common stock and convertible securities. The proceeds were utilized to fund working capital and investing activities and to repay certain subordinated debentures. The stock subscription agreement provides that so long as Quest Diagnostics Ventures remains the holder of at least 10% of the common stock of MedPlus, MedPlus is obligated to use its best efforts to maintain a designee of Quest Diagnostics Ventures as a member of the MedPlus board of directors. In conjunction with the equity financing agreement, we also executed a national sales and marketing agreement with Quest Diagnostics.

In the late summer and fall of 2000, our management determined that the equity financing received from Quest Diagnostics and our future revenues would not be sufficient to satisfy our future cash requirements. Therefore, the board of directors authorized management to investigate various alternatives to further our corporate strategy, including debt financing, private equity financing, exclusivity arrangements with existing clients and the sale of all or parts of MedPlus. Management contacted various parties to evaluate the advantages and disadvantages of each alternative.

After engaging in discussions with several financial institutions, our management concluded that senior debt financing was not feasible due to our history of operating losses and negative cash flow. Potential equity investors expressed similar concerns in our discussions. Other concerns identified by such investors included the lack of liquidity of our common stock and the depressed healthcare information technology market.

In December 2000, we executed an agreement with a private investment fund for an equity line of credit of up to $15 million. The term of the agreement is 36 months, commencing on the effective date of the Registration Statement filed with the Securities and Exchange Commission on December 22, 2000. The agreement allows MedPlus, at our sole discretion, and subject to certain restrictions, to periodically sell or put shares of our common stock to the fund. Only one draw down can be made in each draw down pricing period (22 consecutive trading days). There must be seven trading days between draw down pricing periods. Puts can be made in amounts ranging from $100,000 to $1,000,000, subject to aggregate minimum puts of $500,000 over the life of the agreement. The amount of a put may be limited by the 45 previous day weighted average price multiplied by the 45 previous day total trading volume multiplied by 10%. At the time of each put, the fund receives a discount of up to 12% from the then current average market price, as determined under the agreement. The private investment fund is not required to purchase more than 10% of the outstanding shares of MedPlus common stock. Pursuant to the agreement, we also issued the fund warrants to purchase 100,000 shares of common stock at an agreed upon price per share. Those warrants have a three-year life.

Because of the limitations on the amount of money that could be funded through the equity line of credit, management determined in early 2001 that the equity line of credit from the private investment fund would be insufficient to meet our working capital needs. In addition, our management advised the board of directors at a meeting on March 12, 2001 that we would receive an opinion related to our January 31, 2001 financial statements from our independent auditors KPMG LLP with respect to the ability of MedPlus to continue as a going concern, if we did not obtain additional sources of funding to assure KPMG LLP that we could fund our cash needs through at least February 1, 2002. Receipt of a going concern opinion would have major implications on our ability to sell our products and maintain good customer relations in the future.

Our management entered into discussions with Quest Diagnostics with respect to the possible sale of MedPlus in January 2001. After initial discussions, Quest Diagnostics assembled a team to conduct technical and financial due diligence. The team reviewed our business strategy, customers, products, forecasts and other matters. Quest Diagnostics conducted its due diligence review through March 2001.

At the same time as Quest Diagnostics was conducting due diligence, management continued to engage in discussions with other parties and to evaluate alternative financing arrangements. However, management concluded that the potential alternatives would be highly dilutive to our current shareholders and would not satisfy our financing needs.

On March 29, 2001, our management and legal counsel met with representatives of Quest Diagnostics to discuss whether Quest Diagnostics would be interested in acquiring MedPlus and if so, the terms of such acquisition. The parties discussed several substantive issues, including the price to be paid in a possible transaction and the ability of Quest Diagnostics to provide MedPlus with interim financing prior to the closing. During the meeting, Quest Diagnostics indicated that it would not be willing to proceed with the proposal unless the principal shareholders of MedPlus, including Mr. Mahoney and the holder of our outstanding preferred stock, agreed to enter into a voting agreement to support the proposal. Following the meeting, Quest Diagnostics discussed the terms of the possible transaction and the voting agreement with two of our shareholders, Ed Samek and Edward Cahill. Based on those discussions, on April 1, 2001, the executive committee of the board of directors of Quest Diagnostics approved the making of a preliminary non-binding written proposal and on that same day, Quest Diagnostics submitted such proposal, which was subject to approval by our board of directors, to acquire all of the outstanding shares of our common stock and preferred stock not already owned by Quest Diagnostics at a price of $2.00 per share in cash. The proposal contemplated that the transaction would be structured as a merger and that certain shareholders would enter into a voting agreement with Quest Diagnostics in which such shareholders would agree to vote their shares in favor of the merger. Quest Diagnostics also proposed a revolving secured credit agreement pursuant to which we would have the right to borrow up to $5,000,000 from Quest Diagnostics. Finally, the proposal provided for an exclusivity period through April 9, 2001.

On April 1, 2001, our board of directors authorized the acceptance of the proposal and we and Quest Diagnostics entered into negotiations with respect to definitive transaction documents, including a merger agreement, voting agreement, credit agreement and security agreement. On April 2, 2001, we issued a press release publicly announcing that we had entered into merger discussions with Quest Diagnostics. On April 2, 2001, we contacted KPMG Consulting to evaluate and consider the fairness of the proposal to our shareholders. KPMG Consulting issued a written opinion dated April 15, 2001 that the proposal was fair to our public shareholders from a financial point of view.

On April 15, 2001, the board of directors met to discuss the merger and the transaction documents. After considering the KPMG Consulting opinion and the other alternatives available to MedPlus and our shareholders, the board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, determined that the merger is consistent with and in furtherance of a long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and our shareholders. Therefore, the board of directors approved the merger agreement and related documents and authorized all actions necessary to complete the merger.

We executed definitive transaction documents on April 25, 2001 and a press release was issued the next day to that effect. Since the beginning of our discussions with Quest Diagnostics, including the period after the date of the first press release, no third party has made any contact with us with respect to any alternative proposal or transaction.

Reasons for the Merger; Recommendation of the Board of Directors

In reaching its determination to approve the merger agreement and recommend the approval and adoption of the merger agreement by the shareholders, the board of directors consulted with management, legal counsel and KPMG Consulting and considered the following material factors in support of the board's recommendation:

- the long-term interests of MedPlus and our shareholders, as well as the interests of our employees, customers, and creditors;

- our current and historical financial condition, results of operations and resources, including our cash requirements and the need to supplement our current equity line of credit;

- our projected financial condition, results of operations, prospects and strategic objectives in the healthcare information technology market, as well as the risks involved in achieving those objectives given the current economic and market conditions;

- the efforts conducted by management in exploring alternative transactions and the feasibility of such transactions;

- the likelihood of the existence of other viable purchasers on terms as favorable as those in the merger agreement;

- the written opinion of KPMG Consulting delivered to the board that, as of the date of such opinion, the cash offer of $2.00 per share of common stock was fair, from a financial point of view, to our public shareholders. The full text of the opinion of KPMG Consulting, which sets forth the assumptions made, matters considered and extent of review by KPMG Consulting is attached as Appendix C and should be read carefully in its entirety;

- the relative lack of trading volume in our common stock;

- the terms and conditions of the merger agreement and the course of negotiations resulting in the execution of the merger agreement;

- the requirement that certain shareholders agree to vote their shares of common stock and preferred stock in favor of the merger agreement and the merger and against any alternative transaction and to grant Quest Diagnostics an irrevocable proxy in such regard;

- the likelihood that the merger would be consummated, including the likelihood of satisfying the conditions to completing the merger contained in the merger agreement and the risks to MedPlus if the merger were not consummated;

- the experience, reputation and financial condition of Quest Diagnostics; and

- the recommendation of management with respect to the merger.

The board of directors did not receive a quantitative analysis of the factors listed above. However, the board of directors concluded that the anticipated benefits of the merger outweighed the possible detriments.

This discussion is not intended to be exhaustive but includes the material information and factors considered by the board of directors in its consideration of the merger. The board of directors did not believe that there were any material negative factors inherent in the merger agreement and the merger contemplated thereby when compared to the alternatives available to MedPlus. In view of the wide variety of factors considered, the board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the board of directors may have given different weights to different factors.

The board of directors, with one director excused because he is also the chief executive officer and a director of Quest Diagnostics, has determined that the merger is consistent with and in furtherance of the long-term business strategy of MedPlus and fair to, and in the best interests of, MedPlus and its shareholders and has unanimously approved the merger agreement and the merger contemplated by the merger agreement. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement.

Opinion of Financial Advisor

On April 2, 2001, we retained KPMG Consulting to act as our financial advisor in connection with a possible merger and related matters. Until February 8, 2001 KPMG Consulting was majority owned by KPMG LLP, at which time KPMG Consulting became an independent publicly traded company.

As part of its engagement, KPMG Consulting was asked to render an opinion as to the fairness, from a financial point of view, to our shareholders, excluding Quest Diagnostics, of the merger consideration as set forth in the merger agreement. KPMG Consulting is regularly engaged in evaluations of similar businesses and in advising businesses with regard to mergers and acquisitions. We selected KPMG Consulting as our financial advisor based upon KPMG Consulting's qualifications, expertise and reputation in such capacity.

KPMG Consulting delivered its opinion to the board of directors that, as of April 15, 2001, the cash offer of $2.00 per share of common stock was fair, from a financial point of view, to our public shareholders. KPMG Consulting updated its April 15, 2001 opinion as of the date of this proxy statement. We did not impose any limitations on KPMG Consulting with respect to the investigations made or the procedures followed in rendering its opinion.

The full text of the opinion of KPMG Consulting, dated as of the date of this proxy statement, which sets forth the assumptions made, matters considered and extent of review by KPMG Consulting, is attached as Appendix C and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of KPMG Consulting's opinion is qualified in its entirety by reference to the full text of the opinion. KPMG Consulting's opinion is addressed to the board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the annual meeting.

In connection with rendering its opinion, KPMG Consulting, among other things:

- read the Quest Diagnostics proposal and the merger agreement and related documents;

- read our audited financial statements for the fiscal years ended December 31, 1996, January 31, 1998, 1999, and 2000, the preliminary audited financial statements for the fiscal year ended January 31, 2001, and our unaudited interim financial statements for the period ended February 28, 2001;

- read certain operating and financial information, including budgets and projections, provided by our management relating to our business and prospects;

- met with certain members of our senior and operating management to discuss our operations, historical financial statements and future prospects;

- visited our facilities in Cincinnati, Ohio;

- read the historical offers for, transactions in and appraisals of our common stock and preferred stock;

- considered publicly available financial data and stock market performance data of public companies that KPMG Consulting deemed generally comparable to MedPlus;

- compared the terms of recent acquisitions of companies which KPMG Consulting deemed generally comparable to MedPlus, and

- conducted such other studies, analyses, inquiries and investigations as KPMG Consulting deemed appropriate.

The opinions provided by KPMG Consulting to MedPlus were necessarily based upon economic, market, financial and other conditions as of the dates thereof.

In the course of its review, KPMG Consulting relied upon and assumed, without independent verification, the accuracy, completeness and fair presentation of all financial and other information that was available to KPMG Consulting from public sources and all financial and other information provided to KPMG Consulting by our representatives. KPMG Consulting further relied upon the assurances and representations of our management that management was unaware of any facts that would make the information provided to KPMG Consulting incomplete or misleading. With respect to the fiscal year 2002 budget and other financial projections provided to it, KPMG Consulting assumed that, as of the date supplied to KPMG Consulting, the budget and financial projections were reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of their preparation. In arriving at its opinion, KPMG Consulting did not perform any independent appraisal of our assets.

In connection with rendering its opinion to the board of directors, KPMG Consulting performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by KPMG Consulting. Moreover, KPMG Consulting believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by them, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, KPMG Consulting also made certain assumptions with respect to general economic, market, financial and other conditions. Furthermore, KPMG Consulting drew from its past experience in similar transactions, as well as its experience in the valuation of securities. Any estimates in KPMG Consulting's analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by KPMG Consulting were assigned a greater significance by KPMG Consulting than any other in deriving its opinion.

The following is a summary of the material financial analyses performed by KPMG Consulting in connection with the preparation of its opinion and reviewed with the board of directors at a meeting of the MedPlus board of directors held on April 15, 2001.

Discounted Cash Flow Approach. KPMG Consulting reviewed our financial condition and our fiscal year 2002 budget, and observed that we projected that we would not be able either to generate positive cash flow from operations until the next fiscal year or to sustain operations and the cash on hand. We also observed that we could not fund our operations beyond May, 2001. Furthermore, given our recent lack of success in raising additional capital, management informed KPMG Consulting that it was unlikely that we would be able to raise the capital needed to fund our operations. Accordingly, KPMG Consulting concluded that the Discounted Cash Flow Approach could not be applied to estimate a positive equity reference range for our common stock.

Guideline Companies Approach. KPMG Consulting compared financial and stock market data of MedPlus to corresponding data of a guideline group of public companies engaged in providing information services to the health care industry. The guideline group included the following companies: Cerner Corporation, Cybear Group, Data Critical Corporation, Dynamic Healthcare Tech Inc., Eclipsys Corporation, Healthcare.com Corporation, IDX Systems Corporation, Lanvision Systems Inc., Medicalogic/Medscape Inc., Quadramed Corporation, Quality Systems Inc., Sunquest Information Systems Inc., all publicly traded companies that KPMG Consulting believed could be compared in certain respects to MedPlus. Although such companies were considered similar to MedPlus in some respects, none of such companies possessed the same make-up, combination of businesses or other characteristics identical to those of MedPlus. Although e-MedSoft.com was included as a guideline company for the April 15, 2001 report, it was removed for the update after it announced its merger with a much larger and profitable privately-held company on May 3, 2001. KPMG Consulting divided enterprise value (defined as the market value of its common stock plus the book value of its senior securities and minority interests less cash) of each of the guideline companies by its latest reported twelve months revenue. All multiples were calculated using the closing stock prices as of March 30, 2001 and financial information of the guideline companies publicly available at the time. No multiples of EBIT or EBITDA or earnings available to common shareholders were calculated as MedPlus had negative EBIT, EBITDA, and net income for the relevant period. The indicated reference range for MedPlus common stock was approximately $1.26 to $1.76 per share.

Guideline Transaction Approach. KPMG Consulting analyzed the purchase prices and the implied transaction multiples proposed to be paid, at the time of announcement, for a selected group of target companies in the health care information systems industry. These merger and acquisition transactions included the acquisition of Mediconsult.com Inc. by Cybear Inc. and Data Dimensions Information Services by Acxiom Corporation. Although such target companies were considered similar to MedPlus in some respects, none of these companies possessed the same make-up, combination of businesses or other characteristics identical to those of MedPlus nor were these transactions identical to the proposed acquisition of MedPlus. KPMG Consulting compared the transaction value (defined as the proposed purchase price for the common equity plus the book value of senior securities and minority interests less cash) of each of the target companies to its latest twelve months revenue. All multiples were calculated based upon financial information available at the time the relevant transaction was announced. The indicated reference range for MedPlus common stock was approximately $0.14 to $0.51 per share.

The market for health care IS and e-health companies deteriorated markedly in the year prior to the proposed Quest Diagnostics transaction, causing the number of transactions and the market prices paid for targets in this industry to decline. Accordingly, an analysis of the results of the Guideline Transaction Approach involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and MedPlus.

Analysis of MedPlus common stock trading prior to the transaction announcement. KPMG Consulting reviewed the trading range of the MedPlus common stock over the course of several periods prior to and after the announcement of the proposed acquisition by Quest Diagnostics. During the three months prior to March 30, 2001, closing prices for MedPlus common stock ranged from $2 3/16 to $5 3/4. MedPlus common stock closed at $3.50 on March 30, 2001. On April 1, 2001, we announced our need for capital to sustain operations and the Quest Diagnostics acquisition proposal. On April 2, 2001, MedPlus common stock price opened at $2 3/4 and closed at $1 13/16. KPMG Consulting concluded that the financial condition of MedPlus was not fully reflected in our common stock price until after the March 30, 2000 announcement and, the Quest Diagnostics offer price of $2.00 per share, therefore, was fair from a financial point of view.

The summary set forth above of the analyses prepared by KPMG Consulting does not purport to be a complete description of KPMG Consulting's analyses. KPMG Consulting believes that its analyses must be considered as a whole and that selecting portions of the factors considered and analyses performed by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses and fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analyses, KPMG Consulting made numerous assumptions with respect to our industry, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained therein are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of value for MedPlus common stock do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, KPMG Consulting assumes no responsibility for their accuracy.

KPMG Consulting's opinion is provided for the information and assistance of the board of MedPlus in connection with its consideration of the transaction. Its opinion does not constitute a recommendation to the board of directors or our stockholders as to whether or not to vote in favor of the transaction.

In connection with delivering its opinion dated as of the date of this proxy statement, KPMG Consulting performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KPMG Consulting did not perform any analyses in addition to those described above in updating the opinion.

For its financial advisory services KPMG Consulting has been paid fees of $140,000. In addition, we have agreed to indemnify KPMG Consulting against certain liabilities.

Interests of Certain Persons in the Merger

Certain of our directors and officers have interests that may present them with potential conflicts of interest in connection with the merger. The board of directors is aware of the conflicts and has considered them in addition to the other matters described under "The Merger - Reasons for the Merger; Recommendation of the Board of Directors" when it approved the merger agreement and recommended that shareholders vote in favor of the merger.

Shares of common stock and preferred stock held by officers and directors will be converted into the right to receive the same consideration as shares of common stock and preferred stock held by other shareholders. Options held by our officers will be treated in the same manner as any options held by other employee option holders.

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, owns 832,382 shares of MedPlus common stock and has voting power with respect to 1,632,075 shares of MedPlus common stock. Philip S. Present, our President and Chief Operating Officer, owns 61,755 shares of MedPlus common stock. Kenneth W. Freeman, a current member of our board of directors and a nominee for election, is the Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Quest Diagnostics and its affiliates own 1,918,465 shares of MedPlus common stock. Edward L. Cahill, a current member of our board of directors and a nominee for election, is a principal of Cahill Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. Cahill Warnock Strategic Partners Fund and Strategic Associates own, in the aggregate, 81,839 shares of MedPlus common stock, 2,313,978 shares of MedPlus preferred stock and warrants to purchase 25,000 shares of MedPlus common stock and 987,106 shares of MedPlus preferred stock.

Pursuant to the voting agreement, Cahill Warnock Strategic Partners Fund, Strategic Associates, Mr. Mahoney and Mr. Present have granted Quest Diagnostics an irrevocable proxy to vote their shares of MedPlus in favor of the merger agreement and the merger. Further, they have agreed not to sell, transfer, assign, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any encumbrance with respect to, any of their shares of MedPlus or any interest therein.

Pursuant to the merger agreement, Quest Diagnostics has agreed for six years after the effective time of the merger to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation with respect to our directors and officers.

The current employment agreements of Mr. Mahoney and Mr. Present contain provisions relating to a merger or other change in control of MedPlus. At the effective time of the merger, the surviving corporation and each of Messrs. Richard A. Mahoney, Philip S. Present, Paul F. Albrecht, Richard C. Howe and Thomas R. Wagner, our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Technology Officer, President of eHealth Ventures and Vice President of Strategic Planning, respectively, will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options.

Accounting Treatment

We understand that the merger will be accounted for by Quest Diagnostics as a "purchase" under generally accepted accounting principles in the United States.

Certain Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of the merger to shareholders who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each such shareholder. The summary is based on the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, possibly with retroactive effect. The summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement and the merger. It does not discuss all of the particular consequences that may be relevant to shareholders entitled to special treatment under federal income tax law (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). In addition, no information is provided herein with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

You are urged to consult with your own tax advisor regarding the tax consequences of the merger in light of your particular circumstances.

In general, you will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash you receive pursuant to the merger agreement or pursuant to the exercise of dissenters' rights and your adjusted tax basis in your common stock or preferred stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the common stock or preferred stock for more than one year as of the effective time of the merger.

Payments in respect of common stock or preferred stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to a shareholder if such shareholder complies with certain reporting and certification procedures or otherwise demonstrates to the satisfaction of the paying agent under the merger agreement that he or she is exempt from backup withholding.

Pursuant to the merger agreement, we will cancel each outstanding stock option immediately prior to the merger and each holder of an option will receive the consideration described under "The merger agreement - Stock Options and Restricted Shares." Each holder of an option will recognize ordinary income (subject to applicable tax withholding) on any amounts received in exchange for the cancellation of such option.

Expenses and Fees

MedPlus and Quest Diagnostics will each be responsible for their respective legal, accounting, financial advisor, experts, consultant and miscellaneous expenses. We will be responsible for the expenses associated with preparing and mailing the proxies to our shareholders. If either party terminates the merger agreement under certain circumstances and we complete a specified transaction within 18 months after such termination, then we have agreed to pay Quest Diagnostics a fee of $1,000,000.

THE MERGER AGREEMENT

This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of this agreement for details about this transaction and the terms and conditions of the merger.

Effective Time of the Merger

The merger will become effective when MedPlus and Q-M Merger Sub file a certificate of merger with the Ohio Secretary of State. The parties will file the certificate of merger on the third business day after the satisfaction or waiver of all of the conditions set forth in the merger agreement. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived.

The Merger

The merger agreement provides for the merger of Q-M Merger Sub with and into MedPlus, with MedPlus as the surviving corporation. As a result of the merger, the separate corporate existence of Q-M Merger Sub will cease and MedPlus will become a wholly-owned subsidiary of Quest Diagnostics.

Upon completion of the merger, the articles of incorporation of MedPlus and the regulations of Q-M Merger Sub, as in effect immediately prior to the merger, will be the articles of incorporation and regulations of the surviving corporation. The directors of Q-M Merger Sub immediately prior to the merger will be the directors of the surviving corporation and the officers of MedPlus immediately prior to the merger will be the officers of the surviving corporation.

Conversion of Securities

At the effective time of the merger, without any action on the part of the shareholders, each share of MedPlus common stock and preferred stock issued and outstanding immediately prior to the merger, other than shares owned by Quest Diagnostics, MedPlus or their subsidiaries or by shareholders exercising dissenters' rights, will be cancelled and converted into the right to receive $2.00 in cash. You will no longer have any rights with respect to your shares of common stock and preferred stock, except the right to receive $2.00 in cash per share upon the surrender of your stock certificates as described below. Shareholders are not entitled to receive any interest on such consideration.

Each share of MedPlus common stock and preferred stock held in the treasury of MedPlus or owned by Quest Diagnostics or a subsidiary of Quest Diagnostics or MedPlus immediately prior to the merger will be cancelled and retired and will cease to exist without any conversion or payment. Each share of common stock of Q-M Merger Sub issued and outstanding immediately prior to the merger will be converted and exchanged for one share of common stock of the surviving corporation.

Surrender of Stock Certificates

After the merger is effective, you will be requested to return your certificate(s) for common stock and preferred stock to Quest Diagnostics' paying agent in order to receive an amount equal to $2.00 in cash per share. Quest Diagnostics' paying agent will mail you a form of a letter of transmittal and instructions on how to surrender your certificate(s) representing shares of common stock and preferred stock.

In the event your certificate(s) has been lost, stolen or destroyed, you may instead deliver to the paying agent an affidavit that such certificate(s) has been lost, stolen or destroyed. The paying agent will deliver $2.00 per share in exchange for such lost, stolen or destroyed certificate(s), provided that the person receiving such payment indemnifies the surviving corporation in a manner satisfactory to it against any claim that may be made against the surviving corporation with respect to the certificate(s) claimed to have been lost, stolen or destroyed.

If the payment of $2.00 per share is to be made to a person other than the person in whose name the surrendered certificate(s) is registered on our stock transfer books, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay any applicable transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered certificate(s).

If you do not surrender your certificate(s) within six months following the effective time of the merger, you will be treated as a general creditor of the surviving corporation with respect to any consideration that may be payable upon the surrender of your certificate(s).

Please do not return your certificates to MedPlus, Quest Diagnostics or the paying agent until you are specifically instructed to do so by Quest Diagnostics. After the merger has been consummated, you will receive a letter containing all of the instructions for the exchange of your certificates.

Stock Options

Each holder of a stock option will be entitled to receive an amount (net of withholding tax) equal to the product of (i) the number of shares of common stock subject to such option and (ii) the excess, if any, of $2.00 over the exercise price per share of common stock subject to the cancelled option. Quest Diagnostics expects to issue stock options to acquire common stock of Quest Diagnostics to employees of MedPlus holding MedPlus options. All outstanding employee stock options will be treated equally, including options held by officers of MedPlus. All outstanding shares of common stock subject to any right of repurchase or other forfeiture restriction related to the performance of services to MedPlus will become free of such restriction immediately prior to the merger.

Warrants

At or following the effective time of the merger, the holder of each issued and outstanding warrant of MedPlus that is exercisable prior to the effective time will be entitled to receive in settlement and cancellation of such warrant, upon exercise of such warrant in accordance with its terms, an amount in cash equal to the product of (i) the number of shares of common stock or preferred stock issuable upon exercise of such warrant and (ii) $2.00. Certain warrants described in the merger agreement will be cancelled and converted into the right to receive an amount equal to the product of (i) the number of shares of preferred stock subject to the warrants and (ii) the excess of $2.00 over the exercise price per share of preferred stock subject to such warrants.

Representations and Warranties

The merger agreement contains various representations and warranties of MedPlus relating to, among other things:

- the corporate authority, due organization and qualification of MedPlus and our subsidiaries;

- our subsidiaries;

- the authorization, execution, delivery and enforceability of agreements;

- the absence of any conflict with (i) the articles of incorporation or regulations of MedPlus and our subsidiaries, (ii) applicable law or (iii) certain contracts and agreements, including the absence of any breach or default;

- the absence of any required governmental or third party approvals other than those specified in the merger agreement;

- our capitalization;

- the reports and other documents filed with the Securities and Exchange Commission and the accuracy of the information in such reports and documents;

- our financial statements;

- the absence of certain changes or events in our business since January 31, 2001;

- marketable title to assets;

- compliance with applicable law;

- the validity of, and the absence of material defaults under, certain contracts and licenses;

- the ownership of, and the absence of any conflict or infringement with respect to our intellectual property;

- the absence of litigation;

- our customers;

- employee benefit plans and related matters;

- insurance;

- tax matters;

- environmental matters;

- related party transactions;

- accounts receivable;

- inventories;

- voting agreements;

- the inapplicability to the merger of the Ohio takeover law; and

- the absence of any fee or commission in connection with the merger.

The merger agreement contains various representations and warranties of Quest Diagnostics relating to, among other things:

- the corporate authority, due organization and qualification of Quest Diagnostics and its significant subsidiaries;

- Q-M Merger Sub;

- the authorization, execution, delivery and enforceability of agreements;

- the absence of any conflict with (i) the certificate of incorporation or by-laws of Quest Diagnostics or articles of incorporation or regulations of Q-M Merger Sub, (ii) applicable law or (iii) certain contracts and agreements, including the absence of any breach or default;

- the absence of any required governmental or third party approvals other than those specified in the merger agreement;

- financing to consummate the merger; and

- the absence of any fee or commission in connection with the merger.

Conduct of the Business Pending the Merger

We have agreed that, from the date of the merger agreement until the completion of the merger, we will (i) conduct business in the ordinary course in a manner consistent with past practice and in compliance with applicable laws, (ii) use our reasonable best efforts to preserve intact our business organization and significant business relationships and retain the services of our current officers, employees and consultants and (iii) perform all covenants and agreements contained in the Credit Agreement.

In addition, except as expressly contemplated by the merger agreement or specified in a schedule thereto, we have agreed that, without the consent of Quest Diagnostics, we will not, among other things:

- amend or change our articles of incorporation or regulations;

- issue, sell, pledge, grant or create an encumbrance on, or authorize the issuance, sale, pledge, grant or creation of an encumbrance on, (i) any shares of our capital stock or any options, warrants, convertible securities or other rights to acquire any shares of capital stock or any other ownership interest of MedPlus or our subsidiaries, except for the issuance of shares upon the exercise of the options or warrants listed in the schedules to the merger agreement to the extent such options and warrants are vested and exercisable, or (ii) any material assets of MedPlus or our subsidiaries, except for sales of inventory in the ordinary course of business and in such a manner consistent with past practice.

- authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

- reclassify, combine, split, subdivide or redeem, change material terms, purchase or otherwise acquire any of our capital stock or any security exercisable for or convertible into any of our capital stock;

- acquire any interest in any corporation, partnership or other business organization or any division thereof or acquire any assets, other than purchases of inventory and supplies in the ordinary course of business consistent with past practice;

- incur any indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any person, or make any loans or advances, except for borrowings under the Credit Agreement;

- enter into any material contract or agreement or modify, amend or terminate any material contract, other than modifications, amendments or terminations in the ordinary course of business consistent with past practice;

- authorize any capital expenditure in excess of $5,000 individually or $75,000 in the aggregate;

- increase the compensation payable to our officers or employees, pay any bonus (other than sales commissions in the ordinary course of business consistent with past practice or pursuant to agreements in existence upon execution of the merger agreement for bonus payments not in the aggregate in excess of the total of the amount set forth in the schedules to the merger agreement) or grant any severance to or enter into any employment or severance agreement with, any director, officer or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, policy or arrangement for the benefit of any director, officer or employee.

- take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to the accounting policies or procedures;

- except with respect to trademarks in the ordinary course of business and consistent with past practice, (i) grant any license of our intellectual property, (ii) develop any intellectual property jointly with any third party or (iii) disclose any confidential intellectual property or other confidential information, unless such disclosure is made in the ordinary course of business consistent with past practice and the disclosed information is subject to a confidentiality agreement prohibiting further disclosure or unauthorized use;

- waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options or authorize cash payments in exchange for any options;

- settle any material claim, suit, proceeding or investigation;

- take any action that would, or is reasonably likely to, result in any of the representations or warranties of MedPlus becoming untrue or in any of the conditions to the merger not being satisfied;

- make or revoke any tax election, change any tax accounting methods or settle or compromise any material federal, state, local or foreign tax liability or take any action with respect to the computation of taxes or the preparation of tax returns that is inconsistent with past practice; and

- enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would violate any of the foregoing.

Additional Agreements

In the merger agreement, we have agreed to certain undertakings and covenants:

- Access to Information. Until the closing of the merger, we will provide the officers, employees, agents and representatives of Quest Diagnostics with reasonable access to our facilities, books and records and to our officers, employees, agents and representatives who have knowledge relating to MedPlus and our subsidiaries. We also will furnish to the officers, employees, agents and representatives of Quest Diagnostics such additional information as Quest Diagnostics may reasonably request.

- Proxy Statement. We agreed to cooperate with Quest Diagnostics in the preparation of a proxy statement to be sent to our shareholders and to file the proxy statement with the Securities and Exchange Commission as soon as practicable after the execution of the merger agreement and use our best efforts to have the proxy statement cleared by the Securities and Exchange Commission.

- Shareholders' Meeting. We will take all action necessary to call and hold an annual or special meeting of shareholders for the purpose of obtaining shareholder approval and adoption of the merger agreement and the merger.

- No Solicitation of Transactions. We will not, and will cause our affiliates and our affiliates' officers, directors, employees, financial advisors, consultants, attorneys, accountants and other representatives not to, directly or indirectly (i) solicit, initiate, encourage or facilitate the making of any proposal relating to the purchase of the business, assets, properties or securities of MedPlus or our subsidiaries or to a merger or similar transaction involving MedPlus or our subsidiaries, (ii) engage in discussions or negotiations with any person with respect to such a proposal, (iii) disclose any nonpublic information or afford access to our properties, books or records to any person that has made or to our knowledge may be considering making such a proposal, (iv) approve or recommend any such proposal or (v) execute or enter into any letter of intent or other agreement in connection with any such proposal. However, prior to receipt of the requisite shareholder approval and adoption of the merger agreement and the merger, we may furnish information on a confidential basis to and participate in discussions or negotiations with a person making such a proposal if we receive an unsolicited proposal and the board of directors determines in good faith (after consultation with outside counsel) that the proposal may result in a more favorable alternative to the shareholders and that the board of directors is required by its fiduciary duties under Ohio law to authorize MedPlus to participate in such discussions or negotiations. We will promptly notify Quest Diagnostics after receipt of any such proposal or any amendment or change in any such proposal, or any request for nonpublic information or for access to our properties, books or records by any person that has made or is considering making any such proposal. We agreed to terminate all discussions and negotiations with any persons other than Quest Diagnostics that took place prior to the execution of the merger agreement.

Conditions to Completing the Merger

The obligations of MedPlus and Quest Diagnostics to complete the merger are subject to the satisfaction or waiver of the following conditions:

- no governmental authority has issued or entered an order which has the effect of making the merger illegal or otherwise prohibiting the merger;

- all required shareholder approvals are obtained;

- all representations and warranties of the other party contained in the merger agreement are true and correct in all material respects at the effective time of the merger;

- MedPlus and Quest Diagnostics have performed or complied, in all material respects, with all agreements and covenants required by the merger agreement to be performed or complied with prior to the effective time of the merger;

- MedPlus and Quest Diagnostics have received from the other all certificates required by the merger agreement;

- all documents and instruments required by the merger agreement have been delivered. The obligation of Quest Diagnostics to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

- all consents, approvals and authorizations of governmental authorities necessary to complete the merger have been received;

- no material adverse effect has occurred;

- all shareholders and affiliates of MedPlus have repaid any loans or other indebtedness to MedPlus (other than travel advances less than $10,000 in the aggregate);

- appraisal rights have not been perfected, asserted or demanded with respect to more than 7% of the aggregate number of shares of common stock and preferred stock of MedPlus;

- all required legal opinions have been received; and

- all employment agreements with certain key officers of MedPlus have been executed by such officers and have been received.

Termination

MedPlus and Quest Diagnostics may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may terminate the merger agreement prior to the merger if:

- the merger has not been completed by October 15, 2001, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate it, in which case such party will not have the right to terminate the merger agreement under such provision;

- a governmental authority issues a final and nonappealable order that makes the merger illegal or otherwise prohibits the merger;

- the other party breaches the merger agreement such that the conditions to completing the merger would not be satisfied and such breach is not corrected within the specified time; or

- the shareholders do not approve the merger agreement and the merger, unless the failure to obtain such shareholder approval is caused by or related in any way to MedPlus' breach of the merger agreement, in which case MedPlus will not be able to terminate under such provision.

Quest Diagnostics also may terminate the merger agreement if (i) the board of directors fails to recommend or withdraws or changes, in a manner adverse to Quest Diagnostics or Q-M Merger Sub, its approval or recommendation of the merger agreement or the merger, or fails to call the annual meeting or resolves to do any of the foregoing, or (ii) our audited financial statements are not similar in all material respects to our unaudited financial statements or are not accompanied by an unqualified opinion of KPMG LLP. Subsequent to the execution of the merger agreement, MedPlus delivered audited financial statements which were similar in all material respects to the unaudited financial statements and were accompanied by an unqualified opinion of KPMG LLP. Accordingly, Quest Diagnostics no longer has the right to terminate the merger agreement under that provision.

Indemnification

The regulations of the surviving corporation in the merger will contain the provisions set in Article VI of our regulations as of the date of the execution of the merger agreement. For a period of six years following the effective time of the merger, those provisions will not be modified or repealed in any manner that would affect adversely the rights of the individuals who served as our directors and officers at or at any time prior to the merger. During such six year period, Quest Diagnostics has agreed to cause the surviving corporation to maintain in effect directors' and officers' liability insurance policies with at least the same coverage as in place prior to the merger or to assume the indemnification obligations of the surviving corporation as set forth in the merger agreement.

Amendment and Waiver

The merger agreement may not be amended except by an instrument in writing signed by all parties thereto or a waiver. A waiver will be valid only if it is set forth in an instrument in writing signed by the party to be bound. No waiver of a term or condition will be deemed to be a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of the merger agreement.

CERTAIN RELATED AGREEMENTS

Voting Agreement

As a condition precedent to Quest Diagnostics agreeing to enter into the merger agreement,, certain shareholders owning approximately 29% of the outstanding shares of MedPlus common stock, approximately 98% of the outstanding shares of MedPlus preferred stock and 44% of the outstanding shares of common stock and preferred stock treated as a single class entered into a voting agreement dated as of April 25, 2001 with Quest Diagnostics pursuant to which such shareholders agreed to vote their shares in favor of the merger agreement and merger and against any alternative transaction and have granted Quest Diagnostics an irrevocable proxy in such regard. Those shareholders together with Quest Diagnostics have sufficient voting power to approve the merger agreement and the merger under MedPlus' Amended Articles of Incorporation and applicable law regardless of the vote of any other MedPlus shareholder. For more details on the voting arrangement, you should read the voting agreement that is attached hereto as Appendix D.

Employment Agreements

At the effective time of the merger, the surviving corporation and each of Messrs. Richard A. Mahoney, Philip S. Present, Paul F. Albrecht, Richard C. Howe and Thomas R. Wagner, our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President and Chief Technology Officer, President of eHealth Ventures and Vice President of Strategic Planning, respectively, will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options. Please see the section entitled "Election of Directors - Executive Compensation," page 38 for more information.

Credit Agreement

Simultaneously with the execution of the merger agreement, MedPlus and Quest Diagnostics entered into a secured credit agreement. Pursuant to the credit agreement, Quest Diagnostics has agreed to loan MedPlus up to $5,000,000. We must repay all amounts borrowed under the credit agreement by February 1, 2002. The advances under the credit agreement are secured by all of the assets of MedPlus and our subsidiaries. We will use the proceeds from advances under the credit agreement for working capital purposes prior to the merger.

RIGHTS OF DISSENTING SHAREHOLDERS

MedPlus, as an Ohio corporation, is governed by Section 1701.85 of the Ohio General Corporation Law regarding the rights of dissenting shareholders. A copy of Section 1701.85 of the Ohio General Corporation Law is attached to this document as Appendix B. Any shareholder that disagrees with the merger and wishes to receive the fair cash value of his or her shares has the right to dissent from the merger and receive the fair cash value of his or her shares as long as the shareholder complies with all of the provisions of Section 1701.85 of the Ohio General Corporation Law. A summary of Section 1701.85 of the Ohio General Corporation Law, including the steps that must be taken in order to perfect a shareholder's dissenters' rights, can be found in the section entitled "The Annual Meeting - Rights of Dissenting Shareholders," page 9.

ELECTION OF DIRECTORS

In addition to voting on the merger agreement, you will be asked at the annual meeting to elect eight directors to serve until the completion of the merger or, if the merger is not completed, until the 2002 annual meeting of shareholders.

Our board of directors currently consists of eight directors. Directors are elected annually and serve for one year terms. The nominees proposed for election, Richard A. Mahoney, Robert E. Kenny III, Paul J. Stein, Martin A. Neads, Philip S. Present II, Edward Cahill, Edward L. Samek and Kenneth W. Freeman, are currently serving as members of the board of directors. While the board of directors has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to serve as a director, should any nominee so refuse or become unable to serve, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the board of directors.

The eight nominees receiving the most votes will be elected as directors. Proxies that are returned to MedPlus will be voted in favor of the eight nominees listed above unless otherwise instructed by the shareholders.

The board of directors recommends that the shareholders vote "FOR" the election of the nominees named in this proxy statement.

Information with Respect to Directors and Executive Officers

The following table sets forth the names of our directors and executive officers, their ages, their principal occupations and employment for the past five years, certain directorships held by each, their positions with MedPlus and the year in which each director became a director of MedPlus. The term of each director listed below will expire at the annual meeting.

Name	Age	Principal Occupation	Positions Held With MedPlus	Director Since
Richard A. Mahoney	53	Chairman of the Board and Chief Executive Officer of MedPlus	Chairman, Chief Executive Officer and Director	1991
Robert E. Kenney III	45	General Counsel and Secretary of MedPlus1	Secretary and Director	1991
Paul J. Stein	54	Marketing Consultant/ Manufacturer's Representative (self-employed)	Director	1991
Martin A. Neads	52	Executive Director and Business Consultant, European IT Solutions, Ltd.2	Director	1998
Philip S. Present II	50	President and Chief Operating Officer of MedPlus	President, Chief Operating Officer and Director	1997
Edward L. Cahill	48	Partner, HLM Management3	Director	1999
Edward L. Samek	64	Vice Chairman and Director, MedQuist Inc.4	Director	2000
Kenneth W. Freeman	50	Chairman and Chief Executive Officer, Quest Diagnostics	Director	2000
Paul F. Albrecht	45	Vice President and Chief Technology Officer of MedPlus	Vice President and Chief Technology Officer	N/A
J. Richard Hill	58	Vice President of Professional Services of MedPlus5	Vice President of Professional Services	N/A
Daniel A. Silber	52	Vice President of Finance and Chief Financial Officer of MedPlus	Vice President of Finance and Chief Financial Officer	N/A
Peter W. Stephan	45	Vice President of Sales and Marketing of MedPlus6	Vice President of Sales and Marketing	N/A
Thomas R. Wagner	37	Vice President of Strategic Planning of MedPlus7	Vice President of Strategic Planning	N/A

________________________

1 Prior to becoming General Counsel and Secretary in September 2000, Mr. Kenny was engaged in the private practice of law for more than five years.

2 Prior to joining European IT Solutions, Mr. Neads was Vice President and General Manager of Operations and Senior Vice President and General Manager of the Software Products Division for Structural Dynamics Research Corporation for more than five years.

3 Prior to joining HLM Management, Mr. Cahill was a founding partner of Cahill, Warnock & Company, a private equity firm, and a Managing Director at Alex Brown & Sons, for more than five years.

4 Mr. Samek was the Chairman and Chief Executive Officer of the MRC Group prior to its acquisition by MedQuist in December 1998. Mr. Samek is a director of the Medical Transcription Industry Alliance and served as its president from 1996 to 1999.

5 Prior to joining MedPlus in November, 2000, Mr. Hill served in a variety of positions with Structural Dynamics Research Corporation for more than five years, most recently serving as the Director of e-Services Programs.

6 Prior to joining MedPlus in February 2000, Mr. Stephan served as General Manager of the Healthcare Division for Wallace Computer Services for more than five years.

7 Prior to joining MedPlus in June 1999, Mr. Wagner worked in various capacities with software development companies, including DiaLogos Incorporated and Cincom Systems, Inc.

Security Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who, directly or indirectly, has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following shareholders are known by MedPlus to have been the beneficial owners, as of May 7, 2001, of 5% or more of the 8,175,267 shares of our common stock or 2,371,815 shares of our preferred stock outstanding as of such date:

Title of Class	Name and Address of Beneficial Owner1	Amount and Nature of Ownership	Percent of Class2

Common Stock	Richard A. Mahoney	2,974,457 shares owned beneficially3	34.25%
	8598 Twilight Tear Drive
	Cincinnati, OH 45249

Common Stock	The Keys Plus Irrevocable Trust	690,938 shares owned beneficially4	8.45%
	8598 Twilight Tear Drive
	Cincinnati, OH 45249

Common Stock	The Keys Irrevocable Trust	690,937 shares owned beneficially4	8.45%
	8598 Twilight Tear Drive
	Cincinnati, OH 45249

Common Stock	Kenneth Freeman	9,474,807 shares owned beneficially5	70.5%
	One Malcolm Avenue
	Teterboro, NJ 07608

Common Stock	Quest Diagnostics Incorporated	9,474,807 shares owned beneficially5	70.5%
	Quest Diagnostics Ventures LLC
	One Malcolm Avenue
	Teterboro, NJ 07608

Common Stock	Edward L. Cahill	3,412,923 shares owned beneficially6	29.66%
	909 Old Oak Road
	Baltimore, MD 21212

Common Stock	Cahill, Warnock Strategic Partners, L.P	3,407,923 shares owned beneficially and of record8	______
	Strategic Associates, L.P
	222 Berkley Street
	21st Floor
	Boston, MA 02116

Series A Preferred Stock	Edward L. Cahill	3,301,084 shares owned beneficially7	98.28%
	909 Old Oak Road
	Baltimore, MD 21212

Series A Preferred Stock	Cahill, Warnock Strategic Partners, L.P.	3,301,084 shares owned beneficially and of record8	98.28%
	Strategic Associates, L.P
	222 Berkley Street
	21st Floor
	Boston, MA 02116

________________________

1 The persons and entities named in the above table had, at May 7, 2001, sole voting and investment power with respect to all shares of common stock or preferred stock shown as beneficially owned by them, subject to community property laws where applicable and except as described in other footnotes to this table. For purposes of this table, stock options, warrants and convertible preferred stock were considered to be exercisable or convertible, as the case may be, if by their terms they could have been exercised or converted as of May 7, 2001 or if they become exercisable or convertible on or before July 6, 2001.

2 Percentages of class beneficial ownership indicated for each person are calculated with respect to a total number of shares equal to the number of shares of a class actually outstanding as of May 7, 2001 plus that number of shares of such class that the person has the right to acquire, through exercise, conversion or otherwise, on or before July 6, 2001.

3 Total consists of (i) 827,725 shares which are owned by Mr. Mahoney, (ii) approximately 157 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan, (iii) 4,500 shares which are owned by members of Mr. Mahoney's immediate family, (iv) 1,381,875 shares which are held by Mr. Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power, (v) 260,200 shares, 10,000 shares of which are shares subject to options exercisable on or before July 8, 2001, as to which Mr. Mahoney has sole voting power as proxy and (vi) 500,000 shares subject to options exercisable by Mr. Mahoney as of May 7, 2001 or on or before July 6, 2001.

4 These shares also are included in the shares shown as beneficially owned by Mr. Mahoney.

5 Total consists of (i) 1,918,465 shares of common stock, (ii) 2,884,513 shares of common stock subject to a warrant held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer and (iii) voting power only with respect to 2,357,851 shares of common stock and 2,313,978 shares of preferred stock which was granted to Quest Diagnostics by certain MedPlus shareholders pursuant to an irrevocable proxy as set forth in the voting agreement. Mr. Freeman disclaims beneficial ownership of all such shares.

6 Total consists of (i) 81,839 shares owned by Cahill, Warnock Strategic Partners, L.P. and Strategic Associates, L.P., with respect to each of which Mr. Cahill is a principal, (ii) 2,313,978 shares of preferred stock owned by the Cahill entities, which is convertible into common stock, (iii) 5,000 shares of common stock subject to options exercisable by Mr. Cahill, (iv) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock and (v) 25,000 warrants to purchase common stock owned by the Cahill entities.

7 Total consists of (i) 2,313,978 shares of preferred stock owed by the Cahill entities and (ii) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock. The preferred stock (a) includes voting rights, (b) receives preferential treatment upon liquidation of MedPlus and (c) converts into common stock upon certain events, as more specifically described in MedPlus' Amended Articles of Incorporation filed as an exhibit to MedPlus' Form 10-KSB for the fiscal year ended January 31, 2001.

8 These shares also are included in the shares shown as beneficially owned by Mr. Cahill.

Management

The following table sets forth the beneficial ownership of our common stock and preferred stock by our directors and executive officers and the directors and executive officers as a group, as of May 7, 2001:

Title of Class	Name and Position of Beneficial Owner1	Amount and Nature of Ownership	Percent of Class

Common Stock	Richard A. Mahoney	2,974,457 shares owned beneficially2	34.25%
	Chairman of the Board, Chief Executive Officer and Director

Common Stock	Edward L. Cahill	3,412,923 shares owned beneficially3	29.66%
	Director

Common Stock	Paul J. Stein	311,000 shares owned beneficially4	3.80%
	Director

Common Stock	Philip S. Present II	208,422 shares owned beneficially5	2.50%
	President, Chief Operating Officer and Director

Common Stock	Peter W. Stephan	8,334 shares owned beneficially6	0.10%
	Vice President of Sales and Marketing

Common Stock	Paul F. Albrecht	89,404 shares owned beneficially7	1.08%
	Vice President and Chief Technology Officer

Common Stock	Daniel A. Silber	74,739 shares owned beneficially8	0.91%
	Vice President and Chief Financial Officer

Common Stock	Thomas A. Wagner	13,334 Shares owned beneficially9	0.16%
	Vice President of Strategic Planning

Common Stock	Robert E. Kenny III	21,500 shares owned beneficially10	0.26%
	Director and Secretary

Common Stock	Martin Neads	21,750 shares owned beneficially11	0.27%
	Director

Common Stock	Ed Samek	5,500 shares owned beneficially12	0.07%
	Director

Common Stock	Kenneth Freeman	9,474,807 shares owned beneficially13	70.5%
	Director

Series A Preferred Stock	Edward L. Cahill	3,301,084 shares owned beneficially14	98.28%
	Director

Common Stock	All directors and executive officers as a group (13 persons)	11,684,141 shares owned beneficially	76.72%

________________________

1 The persons and entities named in the above table had, at May 7, 2001, sole voting and investment power with respect to all shares of common stock or preferred stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in other footnotes to this table. For purposes of this table, stock options were considered to be currently exercisable if by their terms they could have been exercised as of May 7, 2001 or if they will become exercisable within 60 days thereafter. In addition, percentages of class ownership indicated for each person are calculated with respect to a total number of shares equal to the number of shares of a class actually outstanding as of May 7, 2001 plus that number of shares of such class that the person has the right to acquire, through exercise, conversion or otherwise, on or before July 6, 2001.

2 Total consists of (i) 827,725 shares which are owned by Mr. Mahoney, (ii) approximately 157 shares held by Mr. Mahoney through the MedPlus, Inc. 401(k) Plan, (iii) 4,500 shares which are owned by members of Mr. Mahoney's immediate family, (iv) 1,381,875 shares which are held by Mr. Mahoney as trustee for the benefit of certain minor children and with respect to which Mr. Mahoney has sole voting and dispository power, (v) 260,200 shares, 10,000 shares of which are shares subject to options exercisable on or before July 8, 2001, as to which Mr. Mahoney has sole voting power as proxy and (vi) 500,000 shares subject to options exercisable by Mr. Mahoney as of May 7, 2001 or on or before July 6, 2001.

3 Total consists of (i) 81,839 shares owned by Cahill, Warnock Strategic Partners, L.P. and Strategic Associates, L.P., with respect to each of which Mr. Cahill is a principal, (ii) 2,313,978 shares of preferred stock owned by the Cahill entities, which is convertible into common stock, (iii) 5,000 shares of common stock subject to options exercisable by Mr. Cahill, (iv) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock and (v) 25,000 warrants to purchase common stock owned by the Cahill entities.

4 Total consists of (i) 250,200 shares owned outright by Mr. Stein, (ii) 50,800 shares which are owned by members of Mr. Stein's immediate family and (iii) 10,000 shares which Mr. Stein currently has the option to purchase or will have the option to purchase on or before July 8, 2001. Mr. Stein has shared voting and investment power with respect to the shares owned by members of his immediate family. Mr. Mahoney has sole voting power as a proxy with respect to the 250,200 shares owned outright by Mr. Stein and, should Mr. Stein choose to exercise his option to purchase the 10,000 shares, Mr. Mahoney will also have sole voting power as a proxy with respect to those shares. Accordingly, the 250,200 shares owned outright by Mr. Stein and the 10,000 shares which Mr. Stein has the option to purchase as of are also included in the shares shown as beneficially owned by Mr. Mahoney.

5 Total consists of (i) 50,332 shares owned by Mr. Present through a retirement plan account, (ii) 146,667 shares which Mr. Present has the option to purchase or will have the option to purchase on or before July 6, 2001 and (iii) approximately 11,423 shares held by Mr. Present through the 401(k) Plan.

6 Total consists of 8,334 shares which Mr. Stephan has the option to purchase or will have the option to purchase on or before July 6, 2001.

7 Total consists of (i) 7,195 shares owned outright by Mr. Albrecht, (ii) approximately 2,376 shares held by Mr. Albrecht through the 401(k) Plan and (iii) 79,833 shares which Mr. Albrecht has the option to purchase or will have the option to purchase on or before July 6, 2001.

8 Total consists of (i) 10,866 shares owned outright by Mr. Silber, (ii) approximately 4,540 shares held by Mr. Silber through the 401(k) Plan and (iii) 59,333 shares which Mr. Silber has the option to purchase or will have the option to purchase on or before July 6, 2001.

9 Total consists of 13,334 shares which Mr. Wagner has the option to purchase or will have the option to purchase on or before July 6, 2001.

10 Total consists of (i) 5,000 shares owned outright by Mr. Kenny, (ii) 6,500 shares which Mr. Kenny owns through an IRA and (iii) 10,000 shares which Mr. Kenny has the option to purchase or will have the option to purchase on or before July 6, 2001.

11 Total consists of (i) 15,000 shares owned outright by Mr. Neads and (ii) 6,750 shares which Mr. Neads has the option to purchase or will have the option to purchase on or before July 6, 2001.

12 Total consists of (i) 3,000 shares owned outright by Mr. Samek and (ii) 2,500 shares which Mr. Samek has the option to purchase or will have the option to purchase on or before July 6, 2001.

13 Total consists of (i) 1,918,465 shares of common stock, (ii) 2,884,513 shares of common stock subject to a warrant held by Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics of which Mr. Freeman is Chief Executive Officer and (iii) voting power only with respect to 2,357,851 shares of common stock and 2,313,978 shares of preferred stock which was granted to Quest Diagnostics by certain MedPlus shareholders pursuant to an irrevocable proxy as set forth in the voting agreement. Mr. Freeman disclaims beneficial ownership of all such shares.

14 Total consists of (i) 2,313,978 shares of preferred stock owned by the Cahill entities and (ii) 987,106 warrants for preferred stock owned by the Cahill entities which warrants, once exercised, could be converted into common stock. The preferred stock (a) includes voting rights, (b) receives preferential treatment upon liquidation of MedPlus and (c) converts into common stock upon certain events, as more specifically described in MedPlus' Amended Articles of Incorporation filed as an exhibit to MedPlus' Form 10-KSB for the fiscal year ended January 31, 2001. No officers or directors other than Mr. Cahill beneficially own any preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish MedPlus with copies of all Section 16(a) forms they file. Jay Hilnbrand, a former director, was late in filing a Statement in Changes of Beneficial Ownership on Form 4 with respect to five sales totaling 35,000 shares of common stock between November 8, 1999 and June 21, 2000. Based solely on a review of copies of the Section 16(a) forms received by MedPlus and by statements of officers and directors concerning their compliance with the applicable filing requirements, and with the exception of Mr. Hilnbrand as referenced above, we believe that during the past fiscal year our officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

Board of Directors Meetings and Committees

In the fiscal year ended January 31, 2001, the board of directors met on three occasions. Each of Messrs. Kenny, Stein, Neads, Present, Mahoney, Samek, Cahill [and Freeman] attended 100% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

Audit Committee. We have an audit committee, the members of which are independent directors. The audit committee, which held four meetings during fiscal 2001, recommends to the entire board of directors the independent auditors to be employed by MedPlus, consults with the independent auditors with respect to their audit plans, reviews the independent auditors' report and any management letters issued by the auditors, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The members of the audit committee are Messrs. Freeman, Cahill and Samek.

Compensation Committee. We have a compensation committee, the members of which are independent directors. The compensation committee, which held three meetings during fiscal 2001, recommends to the entire board of directors the compensation arrangements, including grants of stock options and other incentives under our 1994 Long-Term Stock Incentive Plan for our corporate officers and reviews proposed changes in management organization. The members of the compensation committee are Messrs. Stein, Samek and Neads.

Nominating Committee. We have not designated a nominating committee.

Report of Audit Committee. In accordance with the written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of MedPlus. During fiscal 2001, the audit committee met four times and discussed the interim financial information contained in each quarterly Form 10-Q with the Chief Financial Officer and independent auditors prior to the filing of our Form 10-Q. The audit committee written charter is included as Appendix E to this proxy statement.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and MedPlus that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

The audit committee reviewed our audited financial statements as of and for the fiscal year ended January 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee:

Kenneth W. Freeman

Edward L. Samek

Paul J. Stein

Director Compensation

During fiscal 2001, our outside directors (those directors who are not employees of MedPlus) were compensated for their services as directors as follows: (i) directors Paul J. Stein and Robert E. Kenny III (who was an outside director prior to becoming employed by MedPlus in September, 2001) were compensated at a rate of $5,000 per meeting, where $2,500 of each payment represented forgiveness of amounts due under promissory notes issued to MedPlus by Messrs. Stein and Kenny for loans made to them by MedPlus to purchase shares of our common stock; and (ii) all other outside directors were paid at a rate of $2,500 per meeting. Outside directors are not compensated for committee meetings that occur on the same date as full board meetings. We do not additionally compensate employee directors. All directors are reimbursed for all expenses incurred in connection with attendance at meetings of the board and the performance of board duties.

In addition, outside directors are entitled to receive stock options under the Directors' Plan. Specifically, since 1995, outside directors have been and continue to be entitled to an option to purchase 5,000 shares of MedPlus common stock after their first year in office and to an annual, automatic grant of an option to purchase 2,500 shares of MedPlus common stock at every annual shareholders' meeting. A total of 100,000 shares are available under the Directors' Plan. All options granted under the Directors' Plan have a five year term and an exercise price equal to 100% of fair market value of the common stock on the date of issuance. Options are not exercisable at all for six months after their issuance, at which time they become exercisable as to 50% of the shares covered. After 12 months, they become exercisable in full until expiration.

Executive Compensation

Summary

The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to our Chief Executive Officer and the four most highly-compensated executive officers, other than the Chief Executive Officer, whose compensation exceeded $100,000 for all services rendered to MedPlus in all capacities during the last fiscal year and who were serving in such capacity as of January 31, 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation
Name and	Fiscal			Awards
Principal Position	Year	Salary($)	Bonus($)1	Restricted Stock	Securities Underlying	All Other Compensation($)2
				Awards($)	Options(#)

Paul F. Albrecht	2001	144,000	58,974	--	22,000	2,666
Vice President and	2000	131,420	20,400	--	20,000	5,400
Chief Technology Officer	1999	110,000	36,500	--	20,000	--

Richard A. Mahoney	2001	241,000	--	--	100,000	17,644
Chairman of the Board and Chief Executive Officer	2000 1999	231,070 217,000	-- --	-- --	100,000 50,000	24,759 --

Philip S. Present II	2001	216,000	25,000	--	50,000	2,130
President and Chief	2000	180,000	--	--	40,000	--
Operating Officer	1999	180,000	--	--	40,000	--

Peter W. Stephan	2001	159,394	45,840	--	25,000	--
Vice President of	2000	--	--	--	--	--
Sales and Marketing

Thomas R. Wagner	2001	159,500	30,000	--	25,000	4,500
Vice President of	2000	88,000	--	--	25,000	--
Strategic Planning

____________________________________

1 Amounts indicated represent bonus and commission payments.

2 Amounts indicated represent payments including car allowance, five year non-restricted stock awards and/or out-of-pocket medical and/or legal reimbursements.

Stock Options

The following table sets forth information regarding stock options granted to the executive officers during fiscal 2001:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

		% of Total Options
	Number of Securities	Granted to Employees	Exercise or Base	Expiration
Name	Underlying Options Granted	In Fiscal Year	Price ($/Sh.)	Date
Paul F. Albrecht	22,000	3.92%	$6.44	07/25/2010

Richard A. Mahoney	50,000	8.91%	$4.82	04/15/2010
	50,000	8.91%	$6.44	07/25/2010

Philip S. Present II	50,000	8.91%	$6.44	07/25/2010

Peter W. Stephan	25,000	4.46%	$6.00	02/11/2010

Thomas A. Wagner	25,000	4.46%	$6.44	07/25/2010

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

The following table sets forth information regarding stock options exercised by the executive officers listed above during fiscal 2001 and the value of unexercised in-the-money options held by the named parties as of January 31, 2001:

			Number of Securities Underlying		Value of Unexercised In-the-Money
			Unexercised Options at FY-End (#)		Options at FY-End ($) 1
	Shares
	Acquired	Value
Name	on Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. Albrecht	--	--	66,500	42,000	8,167	13,333
Richard A. Mahoney	--	--	500,000	--	200,000	--
Philip S. Present II	--	--	120,001	89,999	38,334	26,666
Peter W. Stephan	--	--	--	25,000	--	--
Thomas A. Wagner	--	--	8,334	41,666	8,334	16,666

_______________

1 Based on the average high and low prices of MedPlus common stock on January 31, 2001.

Employment Agreements

Richard A. Mahoney, our Chairman of the Board and Chief Executive Officer, is employed pursuant to an employment agreement dated October 31, 1995. The term of the agreement commenced on November 1, 1995 and expires on June 30, 2001. It provides for a base salary of $186,000 per annum initially, increasing incrementally to a base salary of $246,000 per annum in the final year of the agreement. Under the agreement, Mr. Mahoney also will be entitled to annual bonuses of up to 100% of his salary, the actual amount to be determined based on our performance and Mr. Mahoney's personal performance as determined by the board of directors or the compensation committee of the board of directors. He also is entitled to annual stock option grants of 50,000 shares during the term of the agreement under our Long-Term Stock Incentive Plan and may be granted up to 50,000 stock options in lieu of a cash bonus in a particular year. In the voting agreement, Mr. Mahoney waived any rights that he may have with respect to any issuance of options to acquire shares of MedPlus pursuant to his employment agreement.

Under the employment agreement, if we terminate Mr. Mahoney's employment without cause or Mr. Mahoney terminates his employment under a limited set of circumstances defined in the employment agreement, including a change of control, Mr. Mahoney will receive an amount derived by multiplying the factor 2.99 by the sum of his salary and bonus paid in the year prior to the year of termination. In addition, in the event of a change in control of MedPlus, all outstanding stock options held by Mr. Mahoney at the time of the change in control and which were granted six months or more prior to such time will become exercisable in full and will become subject to repurchase, at fair market value, for cash by MedPlus at Mr. Mahoney's election. This agreement also provides that in the event it expires and Mr. Mahoney is not rehired in the same position under the terms and conditions of a new employment agreement acceptable to both Mr. Mahoney and MedPlus, Mr. Mahoney will receive lump sum severance compensation equal to the sum of the salary and bonus paid to him in the year ending June 30, 2001, the final year of the agreement. In the event we terminate the agreement for cause, Mr. Mahoney will forfeit any severance payment and all of his outstanding stock options. The agreement also provides that upon termination or expiration, Mr. Mahoney's participation in MedPlus-sponsored employee and health benefit plans will be continued at our expense for a maximum of 18 months so long as he is alive and is not elsewhere employed or self-employed.

Philip S. Present II, our President and Chief Operating Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $20,000 per month, beginning in February 2001, plus bonuses payable based upon the attainment of certain profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. If Mr. Present's employment is terminated without cause, he will receive severance pay in the amount of six months' salary. Finally, should Mr. Present's employment be terminated, with or without cause, as a result of the liquidation, dissolution, consolidation, merger or other business combination of MedPlus, including the transfer of all or substantially all of our assets, the agreement provides that (i) we will pay to Mr. Present an amount equal to two and one half (2 1/2) times the aggregate of salary and bonus payments made to him from February 1, 2001 until the date of such termination and (ii) all stock options granted to Mr. Present prior to such event will immediately become fully vested (but in no event shall any stock options become vested earlier than the minimum vesting period provided by our 1994 Long-Term Stock Incentive Plan).

Paul F. Albrecht, our Vice President and Chief Technology Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $12,916.66 per month, beginning in February 2001, plus bonuses payable based upon the attainment of certain revenue and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Daniel A. Silber, our Vice President of Finance and Chief Financial Officer, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $13,093.33 per month, beginning in February 2001, plus bonuses payable based upon the attainment of certain revenue and profitability criteria. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Peter W. Stephan, our Vice President of Sales and Marketing, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $14,750.00 per month, beginning in February 2001, plus commissions payable based upon certain sales of our products. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

Thomas A. Wagner, our Vice President of Strategic Planning, is employed pursuant to an employment agreement dated February 1, 2001. The term of this agreement is 12 months. The agreement provides for a base salary of $15,416.66 per month, beginning in February 2001, plus a bonus payable upon the attainment of certain goals and objectives. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

J. Richard Hill, our Vice President of Professional Services, is employed pursuant to an employment agreement dated November 20, 2000. The term of this agreement is 15 months. The agreement provides for a base salary of $10,416.66 per month, beginning in December 2000, plus a bonus payable upon the attainment of certain goals and objectives. The agreement contains customary noncompetition and confidentiality provisions and may be terminated by MedPlus for nonperformance. The agreement does not contain any special severance provisions that would be triggered by a change in control of MedPlus.

At the effective time of the merger, the surviving corporation and each of Messrs. Mahoney, Present, Albrecht, Howe and Wagner will enter into amendments to their current employment agreements providing each of such officers with certain benefits, including base compensation, incentive compensation and stock options.

Mr. Mahoney's employment agreement will be amended to provide for a base salary of $11,540 per bi-weekly pay period. Pursuant to the amendment, Mr. Mahoney will be entitled to bonuses under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan. If Mr. Mahoney's employment is terminated without cause during the first 36 months of service, Mr. Mahoney will be eligible to receive a severance payment equal to 18 months of base salary payments. After the 36 month period, any severance benefit will be subject to the terms of the Quest Diagnostics Severance Plan. The amendment will cap Mr. Mahoney's personal financial and legal counseling expenses at $7,500 annually and will include other reimbursement restrictions. The amended employment agreement will not include any change of control provisions. After the effective time of the merger, Mr. Mahoney's terms of employment will be at will.

Mr. Present's employment agreement will be amended to provide for a base salary of $10,580 per bi-weekly pay period. Pursuant to the amendment, Mr. Present will be entitled to bonuses under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan. If Mr. Present's employment is terminated without cause during the first 36 months of service, Mr. Present will be eligible to receive a severance payment equal to 18 months of base salary payments. After the 36 month period, any severance benefit will be subject to the terms of the Quest Diagnostics Severance Plan. The amended employment agreement will not include any change of control provisions. After the effective time of the merger, Mr. Present's terms of employment will be at will.

Mr. Albrecht's employment agreement will be amended to provide for a base salary of $7,692.50 per bi-weekly pay period. Pursuant to the amendment, Mr. Albrecht will be entitled to bonuses under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan. After the effective time of the merger, Mr. Albrecht's terms of employment will be at will.

Mr. Howe's employment agreement will be amended to provide for a base salary of $8,154 per bi-weekly pay period. Pursuant to the amendment, Mr. Howe will be entitled to bonuses under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan. After the effective time of the merger, Mr. Howe's terms of employment will be at will.

Mr. Wagner's employment agreement will be amended to provide for a base salary of $8,270 per bi-weekly pay period. Pursuant to the amendment, Mr. Wagner will be entitled to bonuses under the Quest Diagnostics Management Incentive Program and based upon the achievement of critical milestones. He also will be entitled to stock option grants, subject to the terms of the Quest Diagnostics Employee Equity Participation Plan. After the effective time of the merger, Mr. Wagner's terms of employment will be at will.

Certain Relationships and Related Transactions

In December 1999, the board of directors authorized management to enter into negotiations to dispose of our majority interest in DiaLogos Incorporated, our education subsidiary. In March 2000, our 78% interest in DiaLogos, since renamed "Learning Voyage, Inc.," was redeemed by Learning Voyage for $300,000 cash (immediately following a capital infusion Learning Voyage obtained from a private investment group), a $450,000 note due in two years with interest payable at a 2% premium over the current prime rate and a stock purchase warrant for a 10% interest in Learning Voyage. Learning Voyage paid MedPlus the outstanding balance of the note at a discounted rate in January 2001. The warrant is exercisable based upon certain future actions taken by the management of Learning Voyage. In 1997, Richard Mahoney, our Chief Executive Officer and Chairman of the Board, Philip S. Present II, our President and Chief Operating Officer, and Daniel A. Silber, our Chief Financial Officer, each invested funds in DiaLogos in exchange for ownership interests therein. Specifically, Mr. Mahoney and his spouse invested a total amount of $297,000 for an interest of 13.5% of DiaLogos, Mr. Present invested $44,000 for a 2% interest in DiaLogos and Mr. Silber invested $22,000 for a 1% interest in DiaLogos. As a result of Learning Voyage's redemption of certain outstanding shares (unrelated to our disposition of our interest), the ownership interests described above of each of Messrs. Mahoney, Present and Silber increased to 18%, 2.7% and 1.3%, respectively. Furthermore, Mr. Mahoney, by virtue of his ownership interest in a private investment group, now indirectly owns an additional 39% of Learning Voyage.

On January 1, 1998, and again on January 1, 1999, we entered into a Representative Agreement with European IT Solutions pursuant to which we hired European IT Solutions to research, develop and implement an indirect sales channel for our products and services into the member states of the European Union. The agreement with European IT Solutions was renewed on July 1, 1999 to extend until June 30, 2000. Martin A. Neads, one of our directors, is a principal of European IT Solutions. Pursuant to the Representative Agreement, we have advanced and will continue to advance a certain amount of funding to European IT Solutions for market assessment and other activities to be performed by European IT Solutions and/or its agents in furtherance of its objectives. In addition, in exchange for its services pursuant to the Representative Agreement, European IT Solutions is to receive certain marketing fees based on successful sales in the European Union.

In the first quarter of fiscal 2000, we entered into an agreement with three investment firms to obtain $6,100,000 in debt and equity financing. Edward L. Cahill, one of our directors, is a principal in two of those firms. As of May 7, 2001, the specific ownership interests in MedPlus held by Cahill, Warnock Strategic Partners Fund, LP and Strategic Associates, LP, with respect to each of which Mr. Cahill is a principal, are as follows: (i) 59,676 shares of common stock, (ii) 2,313,978 shares of preferred stock, (iii) 987,106 warrants to purchase preferred stock and (iv) 25,000 warrants to purchase common stock owned by the Cahill entities.

Finally, Kenneth W. Freeman, one of our directors, is currently Chairman of the Board and Chief Executive Officer of Quest Diagnostics. On June 19, 2000, we entered into a stock subscription agreement with Quest Diagnostics Ventures LLC, a subsidiary of Quest Diagnostics, pursuant to which Quest Diagnostics Ventures LLC purchased 1,918,465 shares of common stock from MedPlus and a warrant to purchase 2,884,513 shares of our common stock. Quest Diagnostics Ventures LLC also purchased 100,000 shares of common stock from Mr. Mahoney. The total purchase price paid by Quest Diagnostics Ventures LLC to MedPlus was $10,000,000.

INDEPENDENT AUDITORS

We will continue to retain the services of KPMG LLP, our independent auditors since 1994, for fiscal year 2002. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit fees

The aggregate fees billed for professional services rendered by KPMG LLP for its audit of our annual financial statements for the year ended January 31, 2001 and for its reviews of the unaudited quarterly financial statements contained in the reports on Form 10-QSB filed by MedPlus during that year amounted to $79,800.

Financial Information Systems Design and Implementation Fees

KPMG LLP did not provide any financial information systems design or implementation services during the year. The audit committee did consider whether KPMG LLP's provision of such non-audit related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

All Other Fees

The aggregate fees billed for all services rendered by KPMG LLP other than the Audit Fees described above, during the year ended January 31, 2001 amounted to $21,000. The audit committee did consider whether KPMG LLP's provision of such non-audit related services was compatible with maintaining the independence of KPMG LLP and concluded that it was compatible with maintaining such independence.

SHAREHOLDER PROPOSALS

In order for any shareholder proposals for the 2002 annual meeting of shareholders to be eligible for inclusion in our proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of MedPlus at 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249 prior to January 25, 2002. The form of proxy we distribute with respect to the 2002 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than by management) if we do not receive notice of that matter at the above address prior to April 10, 2002.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report for fiscal 2001 is enclosed with this proxy statement. Portions of the Annual Report enclosed herewith and portions of our Annual Report on Form 10-KSB as filed with the SEC for fiscal 2001 are incorporated by reference into this proxy statement. Upon written request and payment of a copying charge of $.10 per page, we will provide you with a copy of any document, or exhibit thereto, incorporated herein by reference. Requests for such copies should be directed to: Investor Relations, MedPlus, Inc., 8805 Governor's Hill Drive, Suite 100, Cincinnati, Ohio 45249.

OTHER MATTERS

The board of directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of MedPlus.

                                                                               By Order of the Board of Directors

                                                                               Robert E. Kenny III

                                                                               Secretary

APPENDIX A

EXECUTION COPY

______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

among

MEDPLUS, INC.,

QUEST DIAGNOSTICS INCORPORATED

and

Q-M MERGER SUB, INC.

Dated as of April 25, 2001

______________________________________________________________________________

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Additional Defined Terms	7

ARTICLE II

THE MERGER

SECTION 2.01. The Merger	8
SECTION 2.02. Effective Time	8
SECTION 2.03. Effect of the Merger	8
SECTION 2.04. Articles of Incorporation; Code of Regulations	8
SECTION 2.05. Directors and Officers	9

ARTICLE III

CLOSING; SURRENDER OF SECURITIES

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01. Organization and Qualification	28
SECTION 5.02. Merger Sub	28
SECTION 5.03. Authority; No Conflict; Required Filings and Consents	28
SECTION 5.04. Financing	29
SECTION 5.05. Brokers	29

ARTICLE VI

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger	29
SECTION 6.02. Notification of Certain Matters	32
SECTION 6.03. Delivery of Audited Financial Statements.	32

ARTICLE VII

ADDITIONAL AGREEMENTS

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party	37
SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub	37
SECTION 8.03. Conditions to the Obligations of the Company	38

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination	39
SECTION 9.02. Effect of Termination	40
SECTION 9.03. Amendment	40
SECTION 9.04. Waiver	40
SECTION 9.05. Fees and Expenses	40

ARTICLE X

GENERAL PROVISIONS

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Offer Letters from Parent with Respect to Employment
Exhibit 8.02(i)	Form of Opinion of Dinsmore & Shohl LLP
Exhibit 8.02(j)	Form of Opinion of Wilmer, Cutler & Pickering
Exhibit 8.02(k)	Form of Release of Claims Agreement

DISCLOSURE SCHEDULE

The Disclosure Schedule shall include the following Sections:

4.02	Company Subsidiaries
4.03	Authority; No Conflict; Required Filings and Consents
4.04	Capitalization
4.05	Financial Statements
4.06	Absence of Certain Events and Developments
4.07	Title to Properties
4.08	Permits; Compliance
4.09	Contracts and Commitments
4.10	Intellectual Property
4.11	Litigation
4.12	Customers
4.13	Employee Benefit Plans; Labor Matters
4.14	Insurance
4.15	Taxes
4.16	Environmental Compliance and Condition
4.17	Related Party Transactions
4.19	Inventories
6.01	Conduct of Business by the Company Pending the Merger
8.02	Matters with Respect to Which Executive Officers, Directors or Significant Shareholders May Have Claims Against the Company or Company Subsidiaries

AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2001 (this "Agreement"), among MEDPLUS, INC., an Ohio corporation (the "Company"), QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent"), and Q-M MERGER SUB, INC., an Ohio corporation and a wholly owned subsidiary of Parent ("Merger Sub").

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of Ohio (the "Ohio Law"), Parent, Merger Sub and the Company will consummate a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the adoption of this Agreement by the shareholders of the Company;

WHEREAS, certain Significant Shareholders have, on the date hereof, entered into a voting agreement attached hereto as Exhibit A (the "Voting Agreement") pursuant to which they have, among other things, granted to Parent an irrevocable proxy with respect to the Shares and the Preferred Shares for purposes of signing a written consent or voting at any meeting to adopt this Agreement;

WHEREAS, certain employees of the Company have received offer letters from Parent with respect to their employment by the Company or Parent, copies of which are attached hereto as Exhibit B (the agreements to be entered into reflecting the terms of such letters, the "Employment Agreements"); and

WHEREAS, simultaneously with the execution by the Company, Parent and Merger Sub of this Agreement, Parent, as lender, and the Company, as borrower, are entering into a senior revolving credit agreement (the "Credit Agreement") secured by all of the tangible and intangible assets of the Company pursuant to the terms of and subject to the conditions of which the Company shall have the right to borrow up to $5,000,000.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Acquisition Proposal" means any inquiry, offer or proposal (whether written or oral) relating to, or any indication of interest in, any (i) direct or indirect acquisition or purchase of all or any portion of the business, assets or properties of the Company or any of the Company Subsidiaries (other than purchases of the Company's inventory or other assets in the ordinary course of business consistent with past practice); (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of the Company Subsidiaries; (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement.

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"affiliate" of a specified person means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

"business day" means any day on which banks are not required or authorized to close in The City of New York.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Accountants" means KPMG, LLP.

"Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole.

"control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

"Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

"Environmental Law" means any Law and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Material" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, radon, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

"Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) obligations as lessee under leases that have been or should have been, in accordance with U.S. GAAP, recorded as capital leases, (d) obligations under direct or indirect guaranties in respect of Liabilities of others, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

"Intellectual Property" means: (i) United States, international and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases and related documentation and (v) confidential and proprietary information, including trade secrets and know-how.

"Inventories" means all inventory, merchandise, finished goods, raw materials, packaging, labels, supplies and other personal property of the Company or any Company Subsidiary and maintained, held or stored by or for the Company or any Company Subsidiary, and any prepaid deposits for any of the same.

"January 2001 Balance Sheet" means the unaudited consolidated balance sheet (including the related notes thereto) of the Company and the Company Subsidiaries, dated as of January 31, 2001.

"knowledge" by the Company of a particular fact or other matter means that any executive officer or director is actually aware, or should be aware, after making reasonable inquiries, of such fact or other matter.

"Law" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order or other requirement or rule of law.

"Leased Real Property" means the real property and interests in real property leased or subleased by the Company or any Company Subsidiary, as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"Letter Agreement" means the letter agreement, dated April 1, 2001, between the Company and Parent.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order, and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Licensed Intellectual Property" means all Intellectual Property and Software licensed to or by the Company pursuant to the Licenses and material to the business of the Company and the Company Subsidiaries.

"Licenses" means all (i) licenses of Intellectual Property by the Company or any Company Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or any Company Subsidiary and (iii) agreements between the Company and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites.

"NASDAQ" means the Nasdaq National Market.

"Owned Intellectual Property" means all Intellectual Property and Software owned by the Company or any Company Subsidiary and material to the business of the Company and the Company Subsidiaries.

"Owned Real Property" means the real property and interests in real property owned in fee by the Company or any Company Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities or results of operations of Parent and Parent Subsidiaries taken as a whole.

"Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of the amount accrued therefor on the January 2001 Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under worker's compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

"person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or government, political subdivision, agency or instrumentality of a government.

"Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company or any Company Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the business of the Company and the Company Subsidiaries or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

"Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any Leased Real Property.

"SEC" means the United States Securities and Exchange Commission.

"Significant Shareholders" means Cahill, Warnock Strategic Partners Fund, LP, Strategic Associates, LP, Richard A. Mahoney, The Keys Irrevocable Trust, The Keys Plus Irrevocable Trust and Philip S. Present II.

"Software" means all computer software (i) material to the business of the Company and the Company Subsidiaries or (ii) distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

"subsidiary" of any person has the meaning set forth in Rule 405 promulgated under the Securities Act.

"Superior Proposal" means any bona fide written Acquisition Proposal, obtained not in breach of Section 7.04, the terms of which the Board of Directors of the Company determines in good faith (upon receiving the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, availability of financing, conditions to and expected timing and risks of consummation of, the Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such Acquisition Proposal) to be more favorable from a financial point of view to its shareholders than the Merger and which has a reasonable likelihood of being consummated.

"Tax" or "Taxes" means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value-added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

"Tax Return" shall mean any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

"U.S. GAAP" means United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

Section 1.02. Additional Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

Agreement	Preamble
Amendment	Section 4.04
Audited Financial Statements	Section 6.03
Blue Sky Laws	Section 5.03(c)
Cahill Warrants	Section 3.07(b)
Certificate	Section 3.04(b)(i)
Certificate of Merger	Section 2.02
Certificates	Section 3.04(b)(i)
Closing	Section 3.01
Closing Date	Section 3.01
Company	Preamble
Company Articles of Incorporation	Section 2.04(a)
Company Common Stock	Section 3.03(a)
Company Options	Section 3.06(a)
Company Permits	Section 4.08(a)
Company Preferred Stock	Section 3.03(a)
Company Regulations	Section 4.01
Company Representatives	Section 7.04(a)
Company Shareholders' Meeting	Section 7.03
Company Stock Option Plans	Section 3.06(a)
Company Subsidiary	Section 4.02
Company Warrants	Section 3.07
Credit Agreement	Recitals
Customers	Section 4.12
Dissenting Shares	Section 3.08(a)
Effective Time	Section 2.02
Employment Agreements	Recitals
Fee	Section 9.05(a)
Indemnified Officers and Directors	Section 7.06(a)
IRS	Section 4.13(a)
Leases	Section 4.07(b)
Material Contracts	Section 4.09(a)
Merger	Recitals
Merger Consideration	Section 3.03(a)
Merger Sub	Preamble
NYSE	Section 5.03(c)
Ohio Law	Recitals
Parent	Preamble
Parent Subsidiary	Section 5.01
Paying Agent	Section 3.04(a)
Plans	Section 4.13(a)
Preferred Shares	Section 3.03(a)
Proxy Statement	Section 7.02(a)
Quest Agreement	Section 4.20
Requisite Shareholder Approval	Section 4.03(a)
Restrictive Agreement	Section 4.09(e)
SEC Reports	Section 4.05(a)
Securities Act	Section 4.05(a)
Shares	Section 3.03(a)
Surviving Corporation	Section 2.01
Unaudited Financial Statements	Section 4.05(b)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Ohio Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

SECTION 2.02. Effective Time. The Merger shall become effective on such date and on such time as a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Ohio or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger (the "Effective Time"), in such form as is required by, and executed in accordance with, the relevant provisions of the Ohio Law.

SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.03. Articles of Incorporation; Code of Regulations. (a) At the Effective Time, the Amended Articles of Incorporation of the Company (the "Company Articles of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b) At the Effective Time, the Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

SECTION 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CLOSING; SURRENDER OF SECURITIES

SECTION 3.01. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. on the third business day following satisfaction or waiver of all of the closing conditions set forth in Article VIII hereof (other than those conditions that will be satisfied at the Closing) or on such other date as may be mutually agreed by Parent and the Company. The date and time of the Closing are herein referred to as the "Closing Date".

SECTION 3.02. Closing Transactions. At the Closing,

(a) the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Ohio in such form and such manner as is required by the relevant provisions of the Ohio Law and make all other filings or recordings required by the Ohio Law in connection with the Merger;

(b) Parent and the Company shall deliver to each other the certificates required by Article VIII and, unless delivered prior to Closing, other documents required to be delivered hereunder prior to the Effective Time; and

(c) the Significant Shareholders shall deliver, or in the case of Shares held in a 401(k) plan, use their reasonable best efforts to cause to be delivered, to Parent the stock certificates representing the Shares and the Preferred Shares held by the Significant Shareholders.

SECTION 3.03. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) each share of common stock, no par value (the "Company Common Stock"; all issued and outstanding shares of the Company Common Stock being collectively referred to as the "Shares"), and the Series A convertible preferred stock (the "Company Preferred Stock"; all issued and outstanding shares of the Company Preferred Stock being collectively referred to as the "Preferred Shares"), of the Company issued and outstanding immediately prior to the Effective Time, other than any Shares or Preferred Shares to be cancelled pursuant to Section 3.03(b) and other than any Dissenting Shares, shall be cancelled and shall be converted automatically into the right to receive an amount equal to $2.00 in cash (the "Merger Consideration") payable without interest to the holder of such Share or Preferred Share, upon surrender, in the manner provided in Section 3.04 hereof, of the Certificate that formerly evidenced such Share or Preferred Share. All such Shares and Preferred Shares when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares or Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.04 hereof, without interest;

(b) each Share and each Preferred Share held in the treasury of the Company and each Share and each Preferred Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

SECTION 3.04. Surrender of Stock Certificates. (a) When and as needed, Parent shall deposit or cause to be deposited (and Parent shall provide all necessary funds and otherwise cause Merger Sub to deposit), with a bank or trust company designated by Parent or Merger Sub (and reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of Shares and Preferred Shares, the funds to which holders of Shares and Preferred Shares shall become entitled pursuant to Section 3.03(a) or Section 3.03(b), as the case may be. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

(b) (i) Promptly after the Effective Time, but in no event more than three business days thereafter, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or Preferred Shares entitled to receive the Merger Consideration pursuant to Section 3.03(a) a form of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or Preferred Shares, as the case may be (a "Certificate" or the "Certificates"), shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share or Preferred Share, as the case may be, formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing Shares or Preferred Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

(ii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share or Preferred Share for any Merger Consideration delivered in respect of such Share or such Preferred Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Preferred Shares pursuant to the Merger such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Preferred Shares in respect of which the deduction and withholding was made.

SECTION 3.05. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares or Preferred Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares and Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and Preferred Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Parent for any reason shall be converted into the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.03(a).

SECTION 3.06. Company Options and Restricted Shares. (a) The Company shall take all necessary action to ensure that each outstanding stock option ("Company Options"), whether or not exercisable and whether or not vested, under the Company's 1994 Stock Incentive Plan, Directors' Nondiscretionary Stock Option Plan, or any stock option agreement or employment agreement (the "Company Stock Option Plans") shall be cancelled by the Company immediately prior to the Effective Time, and each holder of a cancelled Company Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Options an amount to be paid in cash equal to the product of (i) the number of shares of the Company Common Stock previously subject to such Company Options and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock previously subject to the Company Options so cancelled. Any amounts, if any, payable with respect to such cancelled Company Options shall be reduced for applicable tax withholding. Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Options and the Shares in connection with the Merger and other transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

(b) All outstanding shares of Company Common Stock issued pursuant to the Company Stock Option Plans or otherwise and subject to any right of repurchase or other forfeiture restriction related to the performance of services to the Company shall become free of any such restriction immediately prior to the Effective Time.

SECTION 3.07. Company Warrants. (a) At, or following, the Effective Time, the holder of each issued and outstanding warrant of the Company (the "Company Warrants") (other than Company Warrants held by Parent and the Cahill Warrants) that is exercisable prior to the Effective Time shall be entitled to receive in settlement and cancellation thereof, upon exercise of such Company Warrant in accordance with its terms and upon delivery thereof to Parent, an amount in cash equal to the product of (i) the number of shares of the Company Common Stock or Company Preferred Stock issuable upon exercise of such Company Warrant and (ii) the Merger Consideration.

(b) At the Effective Time, the warrants issued by the Company on June 25, 1999 to Cahill, Warnock Strategic Partners Fund, L.P. for the rights to purchase 668,905 shares of Company Preferred Stock and 266,377 shares of Company Preferred Stock, the warrants issued by the Company on June 25, 1999 to Strategic Associates, L.P. for the rights to purchase 37,064 shares of Company Preferred Stock and 14,760 shares of Company Preferred Stock and the warrant issued by the Company to Double Black Diamond II, LLC for the right to purchase 15,733 shares of Company Preferred Stock (collectively, the "Cahill Warrants"), upon delivery thereof to Parent, shall be cancelled and shall be converted automatically into the right to receive an amount equal to the product of (i) the number of shares of Company Preferred Stock subject to the Cahill Warrants and (ii) the excess of the Merger Consideration over the exercise price per share of Company Preferred Stock previously subject to such Cahill Warrants; provided, that such exercise price per share of Company Preferred Stock shall be $1.66.

SECTION 3.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 1701.84 and Section 1701.85 of the Ohio Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 1701.84 and Section 1701.85, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 1701.84 and Section 1701.85 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, upon surrender, in the manner provided in Section 3.04, of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments delivered pursuant to the Ohio Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal, or otherwise, under the Ohio Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The Company has heretofore furnished to Parent a complete and correct copy of the Company Articles of Incorporation and the Code of Regulations of the Company (the "Company Regulations"). Such Company Articles of Incorporation and Company Regulations are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Regulations.

SECTION 4.02. Subsidiaries. Section 4.02 of the Disclosure Schedule lists each subsidiary of the Company (each, a "Company Subsidiary"). Except for the Company Subsidiaries, and except as set forth in Section 4.02 of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, or holds the right to acquire, any stock, partnership interest, joint venture interest or other equity interest in any other person. Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary approvals of Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have a Company Material Adverse Effect. Except as set forth in Section 4.02 of the Disclosure Schedule, none of the Company Subsidiaries has any assets or conducts any business or operations. Each Articles of Incorporation of a Company Subsidiary and its Code of Regulations (or equivalent documents) are in full force and effect. The Company Subsidiaries are not in violation of any of the provisions of their respective Articles of Incorporation or Code of Regulations (or equivalent documents).

SECTION 4.03. Authority; No Conflict; Required Filings and Consents. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, (i) (A) the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Company Common Stock and Company Preferred Stock (voting as a single class) and (B) the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of two-thirds of the then outstanding Company Preferred Stock, in each case entitled to vote on such matter (the "Requisite Shareholder Approval") and (ii) the filing and recordation of such appropriate merger documents as required by the Ohio Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles of Incorporation or Company Regulations or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(c) have been obtained and all filings and obligations described in Section 4.03(c) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as disclosed in Section 4.03 of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (ii) and this clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filing and recordation of appropriate merger documents as required by the Ohio Law.

SECTION 4.04. Capitalization. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Company Common Stock and (b) 5,000,000 shares of Company Preferred Stock which are designated as Series A Convertible Preferred Stock. The shareholders of the Company, at a meeting held on July 25, 2000, approved in accordance with applicable Law an amendment to the Company Articles of Incorporation (the "Amendment"), which when and if filed with the Ohio Secretary of State, would increase the number of authorized shares of Company Common Stock to 25,000,000 and would authorize the issuance of 5,000,000 shares of Company Preferred Stock to be designated as Series B Preferred Stock; to date such amendment has not been filed with the Ohio Secretary of State and therefore has not become effective. As of the date hereof, (i) 8,175,267 shares of Company Common Stock and 2,371,815 shares of Company Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by the shareholders, free and clear of any Encumbrances, in the amounts set forth in Section 4.04 of the Disclosure Schedule, (ii) 200,000 shares of Company Common Stock are held in the treasury of the Company or by the Company Subsidiaries, (iii) 346,249 shares of Company Common Stock are reserved for future issuance in respect of all presently "in-the-money" Company Options and (iv) 4,112,352 shares of Company Common Stock and Company Preferred Stock are reserved for future issuance upon exercise of the Company Warrants. Company Options to purchase an additional 1,383,165 shares of Company Common Stock, which Company Options are not presently "in-the-money", are also outstanding; such shares shall be made available for reservation, if necessary, through proper filing of the Amendment with the Ohio Secretary of State. Except for the Shares, the Preferred Shares, the Company Options and the Company Warrants, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. Except for the Company Options granted pursuant to the Company Stock Option Plans or pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule and the Company Warrants granted pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other equity interests in, the Company or any Company Subsidiary. Section 4.04 of the Disclosure Schedule contains a full and complete list of all holders of the Company Options and the Company Warrants, and with respect to each such holder sets forth the number of the Company Options and the Company Warrants held as of the date hereof by each such holder, the date when the Company Options or the Company Warrants were issued, the exercise price thereof, whether such Company Options or Company Warrants are vested and whether they are exercisable. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Except as set forth in Section 4.04 of the Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other Encumbrances of any nature whatsoever. Section 4.04 of the Disclosure Schedule sets forth with respect to each Significant Shareholder the number of Shares, Preferred Shares, Company Options and Company Warrants held as of the date hereof by such Significant Shareholder. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

SECTION 4.05. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (collectively, including any exhibits or schedules thereto, and documents incorporated by reference therein, the "SEC Reports"). As of their respective dates, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports and the January 2001 Balance Sheet and each of the related unaudited consolidated statements of income, retained earnings, shareholders' equity and cash flows of the Company and the Company Subsidiaries (together with the January 2001 Balance Sheet, the "Unaudited Financial Statements"), copies of which are set forth in Section 4.05 of the Disclosure Schedule, complies as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) There are no Liabilities of the Company or any Company Subsidiary other than Liabilities (i) reflected or reserved against on the January 2001 Balance Sheet, (ii) disclosed in Section 4.05 of the Disclosure Schedule or (iii) incurred since January 31, 2001 in the ordinary course of business consistent with past practice that would not be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.06. Absence of Certain Changes or Events. Since January 31, 2001, except as set forth in Section 4.06 of the Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 4.06 of the Disclosure Schedule, since January 31, 2001, there has not been (a) any Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of the Company's securities, or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice. Since January 31, 2001, except as set forth in Section 4.06 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

SECTION 4.07. Properties. (a) Except as disclosed on Schedule 4.07(a), the Company owns good, valid and marketable title to all of the personal property shown on the January 2001 Balance Sheet and thereafter acquired, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Section 4.07(b) of the Disclosure Schedule contains a full and complete list of the Leased Real Property. The leases for the Leased Real Property listed in Section 4.07(b) of the Disclosure Schedule (the "Leases") are in full force and effect, and the Company or a Company Subsidiary holds a good and valid and existing leasehold interest under each of the Leases for the term set forth in Section 4.07(b) of the Disclosure Schedule. The Company has delivered to Parent complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect. Neither the Company nor any Company Subsidiary is in default in any material respect under any of the Leases.

(c) Neither the Company nor any of the Company Subsidiaries as of the date hereof owns, or at any time prior to the date hereof, owned any Owned Real Property.

(d) Except as disclosed on Section 4.07(d) of the Disclosure Schedule, the plants, buildings, structures and equipment of the Company have no material defects, and are in all material respects in good operating condition and repair (ordinary wear and tear excepted), and adequate and suitable for conduct of the business of the Company as it is presently conducted or is expected to be conducted.

SECTION 4.08. Permits; Compliance. (a) Except as disclosed in Section 4.08(a) of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) Except as disclosed in Section 4.08(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law (including, without limitation, any Law related to export of products or technology) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits, except in the case of each of clauses (i), (ii) and (iii), for any such conflicts, defaults or violations that would not have a Company Material Adverse Effect.

(c) Except as disclosed in Section 4.08(c) of the Disclosure Schedule, since January 1, 1998, there have been no written notices, citations or decisions by any Governmental Authority that the Company or any Company Subsidiary fails to meet any applicable standards promulgated by any such Governmental Authority, and the Company does not know of any such failure. Except as disclosed in Section 4.08(c) of the Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with the Laws, regulations, policies, procedures and specifications applicable to the Company and the Company Subsidiaries with respect to the services provided and the business operated by the Company and any Company Subsidiary.

SECTION 4.09. Contracts and Commitments. (a) Section 4.09(a) of the Disclosure Schedule lists each of the following contracts and agreements, whether written or oral, to which the Company or any Company Subsidiary is a party (such contracts and agreements, together with the Leases, the Licenses and the Restrictive Agreements, being "Material Contracts"):

(i) all contracts and agreements which (A) are likely to involve consideration in excess of $2,500 during the fiscal year ending January 31, 2002 or (B) are likely to involve consideration in excess of $5,000 over the remaining term of such contract or agreement;

(ii) all management contracts and agreements and contracts and agreements with independent contractors or consultants (or similar arrangements), including, without limitation, distributors or resellers of the Company's products, that are not cancelable without penalty or further payment and without more than 30 days' notice;

(iii) all contracts and agreements relating to Indebtedness; and

(iv) all contracts and agreements with any Governmental Authority.

(b) Except as disclosed in Section 4.09(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 4.09(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in material breach of, or material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach of or default under), any Material Contract.

(c) Parent has been supplied with a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given a written description of all oral contracts.

(d) Section 4.09(d) of the Disclosure Schedule contains a full and complete list of all Licenses (including, without limitation, all Licenses related to ChartMaxx, EMaxx and OptiMaxx), and the Company has delivered to Parent correct and complete copies of all such Licenses. With respect to each such License:

(i) such License is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License;

(ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach of or default under such License or otherwise give the licensor a right to terminate such License;

(iii) neither the Company nor any Company Subsidiary has (A) received any notice of termination or cancellation under such License, (B) received any notice of breach of or default under such License, which breach or default has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and

(iv) neither the Company nor any Company Subsidiary, nor, to the Company's knowledge, any other party to such License, is in breach thereof or default thereunder in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(e) Section 4.09(e) of the Disclosure Schedule contains a full and complete list of all contracts and agreements that limit or purport to limit the ability of the Company or any Company Subsidiary, or, to the Company's knowledge, any key executives of the Company or any Company Subsidiary, to compete in any line of business or with any person or in any geographic area or during any period of time or require the Company or any Company Subsidiary to use any supplier or third party for all or substantially all of the Company's and the Company Subsidiaries' requirements or needs (each, a "Restrictive Agreement"). None of the Company or any Company Subsidiary is in breach or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach of or default under) any Restrictive Agreement.

SECTION 4.10. Intellectual Property. (a) Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and Software included in the Owned Intellectual Property, and (ii) Licenses.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedule, to the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with or infringe the Intellectual Property of any third party, and no claim is pending or threatened asserting that the operation of such business, or such use of the Owned Intellectual Property or Licensed Intellectual Property, does or may conflict with or infringe the Intellectual Property of any third party.

(c) The Company or a Company Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property and Licenses, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company and the Company Subsidiaries as presently conducted. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(d) No Action has been asserted, or is pending or threatened, against the Company or any Company Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, or (ii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement. None of the Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use thereof or that would impair the validity or enforceability thereof.

(e) To the knowledge of the Company, no person is infringing the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 4.10(e) of the Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.

(f) The Software is free of all material known viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that could disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. The Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import approvals are valid, current, outstanding and in full force and effect. No rights in the Software have been transferred to any third party except to the customers of the Company or the Company Subsidiaries to whom the Company has licensed such Software in the ordinary course of business. Except as disclosed in Section 4.10(f) of the Disclosure Schedule, none of the Software is licensed pursuant to an "open source" or "GNU" license or incorporates or is based on any computer software that is licensed pursuant to an "open source" or "GNU" license.

(g) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, including, without limitation, the source code of all of the Company's Software and all documentation related thereto, which are kept in a secure location at the Company's main offices, with the only copies thereof held by an escrow agent if required by contracts with Customers in accordance with industry practice. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material Intellectual Property of the Company or any Company Subsidiary by any person, (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 4.11. Absence of Litigation. Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any Governmental Order or any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority.

SECTION 4.12. Customers. Section 4.12 of the Disclosure Schedule lists all of the customers of the Company and the Company Subsidiaries from which the Company or any Company Subsidiary received revenue since January 31, 2000 through March 31, 2001 and all persons with whom the Company or any Company Subsidiary executed written binding agreements during the period between February 1, 2000 and the date hereof for delivery of products or services of the Company or any Company Subsidiary (the "Customers"), and for each Customer the amount of gross revenue (net of setoffs, chargebacks and credits) received by the Company and the Company Subsidiaries from such Customer during the 12-month period ended January 31, 2001, as well as the amount of gross revenues that the Company and the Company Subsidiaries expect to receive from such Customer each year pursuant to an existing written binding agreement during the remaining term of such agreement with such Customer. No Customer has notified any of the Company, any affiliate of the Company or any officer, director, affiliate or agent of the Company that such Customer may cease or materially reduce the amount of business conducted with the Company or any Company Subsidiary or otherwise reduce the amount of business conducted with the Company or any Company Subsidiary.

SECTION 4.13. Employee Benefit Plans; Labor Matters. (a) Section 4.13(a) of the Disclosure Schedule contains a list of each employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of ERISA) maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Company Subsidiary could incur liability under section 4069, 4201 or 4212(c) of ERISA (the "Plans"). The Company has delivered to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed by the Company for each Plan, (ii) a complete copy of each such Plan, (iii) each trust agreement relating to each such Plan, (iv) the most recent summary plan description for each Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to each Plan subject to Title IV of ERISA, if any, and (vi) the most recent determination letter, if any, issued by the Internal Revenue Service ("IRS") with respect to any Plan qualified under section 401(a) of the Code.

(b) With respect to the Plans, except as disclosed in Section 4.13(b) of the Disclosure Schedule, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability under the terms of such Plans, ERISA, the Code or any other applicable law. Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. The Company has no actual or contingent material liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course).

(c) The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of the Company, neither the Company, any Company Subsidiary, nor its representatives or employees, has committed any unfair labor practices in connection with the operation of the businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing.

(d) Section 4.13(d) of the Disclosure Schedule contains a full and complete list of the following documents and instruments, copies of which the Company has delivered to Parent prior to the date of this Agreement: (i) all employment agreements with officers or employees of the Company and the Company Subsidiaries; (ii) all severance agreements, programs and policies of the Company and the Company Subsidiaries with or relating to its employees; (iii) all plans, programs, agreements and other arrangements of the Company and the Company Subsidiaries with or relating to its employees which contain change of control provisions; and (iv) all arrangements pursuant to which the Company or any Company Subsidiary made any loans to any of its employees and the amounts outstanding as of the date hereof under such arrangements. Except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of the Company or any Company Subsidiary under any of the Plans or otherwise, (ii) materially increase any benefits otherwise payable under any of the Plans or (iii) result in any acceleration of the time of payment or vesting of any material benefits. None of the Plans in effect on the date hereof would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

(e) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" (as such term is defined in section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f) Neither the Company nor any Company Subsidiary has (i) any non-U.S. employees or (ii) any Plan that is not subject to the Laws of the United States of America.

(g) Except of as set forth in Section 4.13(g) of the Disclosure Schedule, none of the Company's or the Company Subsidiaries' employees is on a short term or long term leave or a temporary or permanent disability leave.

SECTION 4.14. Insurance. (a) Section 4.14 of the Disclosure Schedule lists each material insurance policy maintained by the Company and the Company Subsidiaries. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies, and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to January 1, 1998 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums shall be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.14 of the Disclosure Schedule shall not be available in the future substantially on the same terms as are now in effect.

SECTION 4.15. Taxes. (a) Except as would not have a Company Material Adverse Effect, (i) the Company, each of the Company Subsidiaries, and any affiliated group, within the meaning of section 1504(a) of the Code, of which the Company or such Company Subsidiary is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws for any and all periods ending on or before the Closing Date; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof or the Company has provided adequate reserves (in accordance with GAAP) for any taxes that have not been or will not be timely paid in full by the due date thereof; (iii) all such Tax Returns are true, correct and complete; (iv) there are no proposed adjustments or pending or threatened Actions for the assessment or collection of Taxes against the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary has been at any time a member of any partnership or joint venture reported as a partnership for federal income Tax purposes for any period for which the statute of limitations for any Tax has not expired; (vi) there are no proposed reassessments by Tax authorities of any real property owned by the Company or any Company Subsidiary that could increase any Tax to which the Company or any Company Subsidiary would be subject; (vii) neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing or allocation agreement or similar agreement; and (viii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any corporation (other than members of the affiliated group of which the Company is the common parent) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has made any consent under section 341 of the Code and none of the Company and the Company Subsidiaries is a corporation described in section 341(b) of the Code; (ii) neither the Company nor any Company Subsidiary (A) is or was a "controlled foreign corporation" or a "United States Shareholder" as defined in the Code, (B) has an unrecaptured overall foreign loss within the meaning of section 904(f) of the Code or (C) files, has filed or is required to file Tax Returns in jurisdictions outside the United States; (iii) neither the Company nor any Company Subsidiary has any income reportable for a period ending after the Closing Date that is attributable to an activity or a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method; and (iv) no material Tax liens exist or have been filed on any assets of the Company or any Company Subsidiary (other than liens for Taxes not yet due and payable).

(c) Neither the Shares nor the Preferred Shares are United States real property interests within the meaning of Code section 897(c). There are no outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax applicable to any material Tax Returns required to be filed with respect to the Company or any Company Subsidiary and none of the Company, the Company Subsidiaries, or any affiliated group, within the meaning of section 1504(a) of the Code, of which the Company or any Company Subsidiary is or has been a member, has requested any extension of time within which to file any material Tax Return, which return has not yet been filed.

(d) The Company has delivered to Parent correct and complete copies of all material federal, state, local and foreign income and franchise Tax Returns of the Company and the Company Subsidiaries for 1997 and thereafter and IRS Revenue Agent Reports and similar reports issued by any state, local or foreign Tax authority for such returns, and statements of material Tax deficiencies assessed against or agreed to by the Company or any Company Subsidiary since 1997.

SECTION 4.16. Environmental Matters. (a) Except as disclosed in Section 4.16 of the Disclosure Schedule:

(i) The Company and the Company Subsidiaries are in compliance with, and for the past three years have been in compliance, in all material respects, with, all applicable material Environmental Laws and all material Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is material to the Company.

(ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or, to the knowledge of the Company, have been treated, stored or disposed of on any of the Leased Real Property or, to the Company's knowledge, on any property formerly owned, leased, used or occupied by the Company or any Company Subsidiary.

(iii) There has been no Release of Hazardous Materials on any of the Leased Real Property or, during the Company's or any Company Subsidiary's ownership, lease, use or occupancy of such property, on any property formerly owned, leased, used or occupied by the Company or any Company Subsidiary.

(iv) The Company or any Company Subsidiary is not conducting, and has not undertaken or completed, any material Remedial Action relating to any Release or threatened Release at the Leased Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(v) There is no asbestos or asbestos-containing material on any of the Leased Real Property.

(vi) There are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, their business or the Leased Real Property, and, to the knowledge of the Company, there are no circumstances that could reasonably be expected to form the basis of any such material Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company, any Company Subsidiary or any of its predecessors or with respect to any previously owned or operated facilities.

(vii) The Company and the Company Subsidiaries can maintain present production levels or any planned expansion of production levels upon which financial projections provided to Parent have been based in compliance with material applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

(b) The Company has provided Parent with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Leased Real Property, the Company, the Company Subsidiaries and their business and (ii) all insurance policies issued at any time that may provide coverage to the Company or any Company Subsidiary or their business for environmental matters.

SECTION 4.17. Related Party Transactions. Except as set forth in Section 4.17 of the Disclosure Schedule, no officer, director, shareholder that is a beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of five percent or more of the Company Common Stock or the Company Preferred Stock, or affiliate of the Company or any Company Subsidiary nor any relative or affiliate of such officer, director or shareholder is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Company Subsidiary or is entitled to any payment or transfer of any assets from the Company or any Company Subsidiary or has any material interest in any material property used by the Company or any Company Subsidiary or has an interest in any Customer, supplier of the Company or any Company Subsidiary or provider of any services to the Company or any Company Subsidiary.

SECTION 4.18. Receivables. Except to the extent, if any, reserved for on the January 2001 Balance Sheet, all Receivables reflected on the January 2001 Balance Sheet, and all Receivables that arose thereafter, arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of inventory or services to persons not affiliated with the Company or any Company Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved for on the January 2001 Balance Sheet, constitute or, with respect to the Receivables existing on the Closing Date, will constitute, as the case may be, only valid, undisputed claims of the Company or a Company Subsidiary.

SECTION 4.19. Inventories. Subject to amounts reserved therefor on the January 2001 Balance Sheet, the values at which all Inventories are carried on the January 2001 Balance Sheet reflect the historical inventory valuation policy of the Company and the Company Subsidiaries of stating such Inventories at the lower of cost (determined on the average cost method) or market value and all Inventories are valued such that the Company and the Company Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section 4.19(a) of the Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. Neither the Company nor any Company Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Company Subsidiary changed the price of any Inventory. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the business consistent with past practice.

SECTION 4.20. Shareholder Approval. Except for the Requisite Shareholder Approval, no other approval of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. If Parent were to exercise the proxy that the Significant Shareholders have granted to Parent pursuant to the Voting Agreement, Parent would have, on a fully diluted basis, a sufficient number of votes to obtain the Requisite Shareholder Approval without the vote of any other holder of Shares or Preferred Shares.

SECTION 4.21. State Takeover Statutes; Standstill Provision. The Board of Directors of the Company has taken prior to the date hereof and had taken prior to entering into the Stock Subscription Agreement, dated June 19, 2000, between the Company and Quest Diagnostics Ventures LLC (the "Quest Agreement") all action necessary to ensure that the restrictions contained in the applicable provisions of the Ohio Law and the Quest Agreement will not apply to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and all requirements of the Ohio Law applicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement have been, and will be, complied with.

SECTION 4.22. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of KPMG Consulting Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent and its affiliates), a copy of which opinion has been delivered to Parent.

SECTION 4.23. Brokers. No broker, finder, investment banker (other than KPMG Consulting Inc.) nor any affiliate of the Company is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent all agreements and informed Parent of all arrangements pursuant to which any person may be entitled to any fees or other compensation in connection with the Merger and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

SECTION 5.01. Organization and Qualification. Each of Parent, Merger Sub and each Significant Subsidiary (as defined in Rule 405 promulgated under the Securities Act) of Parent (each, a "Parent Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Parent Material Adverse Effect.

SECTION 5.02. Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 5.03. Authority; No Conflict; Required Filings and Consents. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the Ohio Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation of Parent, the Articles of Incorporation of the Merger Sub, the By-laws of Parent or the Code of Regulations of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(c) have been obtained and all filings and obligations described in Section 5.03(c) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (ii) and this clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), the New York Stock Exchange ("NYSE") and the filing and recordation of appropriate merger documents as required by the Ohio Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 5.04. Financing. Parent has, or as of the Closing Date will have, the funds necessary to consummate the Merger.

SECTION 5.05. Brokers. No broker, finder, investment banker or any affiliate of Parent is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE VI

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

(i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with Law;

(ii) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations; and

(iii) the Company shall perform or comply with all covenants and agreements contained in the Credit Agreement.

(b) By way of amplification and not limitation of Section 6.01(a), except as contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change the Company Articles of Incorporation or the Company Regulations or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant, create an Encumbrance on, or authorize the issuance, sale, pledge, disposition, grant or creation of an Encumbrance on, (i) any shares of its capital stock of any class, or any options (including, without limitation, the issuance of any options under the employment agreement, dated October 31, 1995, between the Company and Richard A. Mahoney, with respect to which issuance Mr. Mahoney has waived any rights pursuant to the Voting Agreement), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, except for the issuance of shares of Company Common Stock or Company Preferred Stock upon exercise of the Company Options or Company Warrants listed in Section 4.04 of the Disclosure Schedule to the extent that such Company Options and Company Warrants are vested and exercisable, or (ii) any material assets of the Company or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

(iii) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, change material terms, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any security exercisable for or convertible into any of its capital stock;

(v) (A)(1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or (2) acquire any assets, other than purchases of Inventory, supplies and other similar assets in the ordinary course of business consistent with past practice;

(B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for borrowings under the Credit Agreement;

(C) enter into any contract or agreement that would have been a Material Contract if it had been entered into prior to the date of this Agreement, or modify, amend or terminate any Material Contract, other than modification, amendments or terminations in the ordinary course of business, consistent with past practice; or

(D) authorize any capital expenditure in excess of $5,000 individually or $75,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole;

(vi) increase the compensation payable or to become payable to its officers or employees, pay any bonus (other than sales commissions in the ordinary course of business consistent with past practice or other than pursuant to agreements in existence on the date hereof, copies of which have been provided to Parent, for bonus payments not in the aggregate in excess of the total amount set forth on Section 4.06 of the Disclosure Schedule) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(viii) except with respect to trademarks in the ordinary course of business and consistent with past practice, (A) grant any license in respect of any Intellectual Property of the Company or any Company Subsidiary, (B) develop any Intellectual Property jointly with any third party, or (C) disclose any confidential Intellectual Property or other confidential information of the Company or any Company Subsidiary, unless such disclosure is made in the ordinary course of business consistent with past practice and the disclosed confidential Intellectual Property or other confidential information is subject to a confidentiality agreement prohibiting any further disclosure and unauthorized use thereof;

(ix) waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans;

(x) settle any material Action;

(xi) take any action that would, or is reasonably likely to, result in any of the representations and warranties of the Company in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xii) make or revoke any material Tax election, change any tax accounting methods, or settle or compromise any material federal, state, local or foreign Tax liability or take any action with respect to the computation of Taxes or the preparation of Tax Returns that is inconsistent with past practice; or

(xiii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(b).

SECTION 6.02. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.03. Delivery of Audited Financial Statements. As promptly as practicable after the date hereof, but in no event later than seven business days after the date hereof, the Company shall deliver to Parent an audited consolidated balance sheet (including the related notes thereto) of the Company and the Company Subsidiaries, dated as of January 31, 2001, and each of the related audited consolidated statements of income, retained earnings, shareholders' equity and cash flows of the Company and the Company Subsidiaries (including, in each case, any notes thereto) (collectively, the "Audited Financial Statements"), together with an unqualified opinion of the Company Accountants with respect to such Audited Financial Statements.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its affiliates, officers, directors, employees, agents, representatives, accountants and counsel, and shall cause each Company Subsidiary and its officers, directors, employees, agents, representatives, accountants and counsel, to: (i) afford the officers, employees, agents, accountants, counsel, financial advisors and other representatives of Parent reasonable access, during normal business hours, to the offices, properties, facilities, books and records of the Company and the Company Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Company Subsidiary who have any knowledge relating to the Company or any Company Subsidiary, (ii) furnish to the officers, employees, agents, accountants, counsel, financial advisors and other representatives of Parent such additional financial and operating data and other information regarding the assets, employees, properties, liabilities and goodwill of the Company and the Company Subsidiaries (or legible copies thereof) as Parent may from time to time reasonably request and (iii) cooperate in such other way as may be necessary for the consummation of the transactions contemplated hereby.

SECTION 7.02. Proxy Statement. (a) The Company shall file with the SEC, as promptly as practicable after the date hereof, the proxy statement under the Exchange Act to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting containing all information required by the applicable Law (the "Proxy Statement"), and shall use its best efforts to have the Proxy Statement cleared by the SEC promptly. The Company shall cooperate with Parent and its legal counsel in the preparation of the Proxy Statement and shall notify Parent and its legal counsel of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent and its legal counsel with copies of all correspondence between the Company and any of the Company Representatives and the SEC. The Company shall give Parent and its legal counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, and shall incorporate comments of Parent and its legal counsel with respect thereto, prior to its being filed with the SEC and shall give Parent and its legal counsel the opportunity to review all responses to requests for additional information and replies to comments, and shall incorporate comments of Parent and its legal counsel with respect thereto, prior to their being filed with, or sent to, the SEC. The Company agrees to use its reasonable best efforts, after consultation with Parent and Merger Sub, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the shareholders of the Company entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

(b) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or their respective officers or directors, shall be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(c) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or its officers or directors shall be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(d) The Board of Directors of the Company shall include in the Proxy Statement, and not subsequently withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent or Merger Sub, except as set forth in this Section 7.02(d), the recommendation of the Board of Directors of the Company (in the form necessary for compliance with the applicable provisions of the Ohio Law) that the shareholders of the Company give the Requisite Shareholder Approval. In the event that the Board of Directors of the Company determines in good faith, after receiving the advice of outside legal counsel, that the Board of Directors is required by its fiduciary duties under the Ohio Law to withdraw or modify its recommendation, the Board of Directors of the Company shall be permitted to withdraw or modify in a manner adverse to Parent and Merger Sub its recommendation to its shareholders that they give the Requisite Shareholder Approval. Notwithstanding such Board of Directors' withdrawal or modification of its recommendation, the Company shall convene and hold the Company Shareholders' Meeting in accordance with Section 7.03.

SECTION 7.03. Shareholders' Meeting. The Company shall take, in accordance with applicable Law, the Company Articles of Incorporation and the Company Regulations, all action necessary to convene and hold an annual or special meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval. The Company shall (a) use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and (b) take all other action necessary or advisable to secure the vote or consent of its shareholders as required by the Company Articles of Incorporation, the Company Regulations, the applicable Law, the rules of NASDAQ or otherwise to obtain the Requisite Shareholder Approval.

SECTION 7.04. No Solicitation of Transactions.

(a) The Company shall not, and shall cause its affiliates and its and its affiliates' officers, directors, employees, financial advisors, consultants, attorneys, accountants, agents and other representatives (the "Company Representatives") not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or the Company Subsidiaries or afford access to the properties, books or records of it or the Company Subsidiaries to any person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal, approve or recommend, or propose to approve or recommend, any Acquisition Proposal or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose to do any of the foregoing; provided, however, that, in the event that (x) the Company shall receive an Acquisition Proposal that the Board of Directors of the Company concludes in good faith could result in a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Section 7.04, (y) prior to receipt of the Requisite Shareholder Approval, the Board of Directors of the Company determines in good faith, after receiving the advice of outside legal counsel, that, in light of this Acquisition Proposal, the Board of Directors is required by its fiduciary duties under the Ohio Law to authorize the Company to participate in such discussions or negotiations with, or provide such information to, the party making the Acquisition Proposal, and (z) the Company gives Parent written notice of its intention to do so, the Company may (i) furnish information with respect to it and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Letter Agreement and (ii) participate in discussions regarding such Acquisition Proposal. Any violation of the foregoing restrictions by the Company Representatives, whether or not such person is so authorized and whether or not any such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(b) Upon receiving an Acquisition Proposal, the Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent, after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and shall promptly provide copies of any proposals, indications of interest, draft agreements and correspondence relating to such Acquisition Proposal. The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons (other than Parent) with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such person. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(c) The Company agrees that it will take the necessary steps promptly to inform the Company Representatives of the obligations undertaken in this Section 7.04.

SECTION 7.05. Employee Benefits Matters. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all Plans to which the Company and/or any Company Subsidiary is a party as in effect on the date hereof, to the extent such Plans are binding obligations of the Company or any Company Subsidiary. Nothing herein is intended to restrict the Surviving Corporation's right to terminate or amend any Plan in accordance with the terms thereof.

(b) To the extent service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent or the Surviving Corporation for the benefit of employees of the Surviving Corporation, the employees of the Surviving Corporation shall be credited for service accrued prior to the Effective Time with the Company or the Company Subsidiary, and, with respect to any welfare benefit plans to which such employee may become eligible, Parent or the Surviving Corporation shall cause such plans to provide credit for the year 2001 co-payments or deductibles and maximum out-of-pocket payments by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied under any welfare plans maintained by the Company and the Company Subsidiaries prior to the Effective Time.

SECTION 7.06. Directors' and Officers' Indemnification. (a)  The Code of Regulations of the Surviving Corporation shall contain the provisions set forth, as of the date of this Agreement, in Article VI of the Company Regulations, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors or officers of the Company ("Indemnified Officers and Directors"), it being the intent of the parties that the Indemnified Officers and Directors shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by law.

(b) For a period of six years following the Effective Date, Parent shall either (i) cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance policies providing at least the same coverage and containing terms and conditions that are not materially less favorable then the coverage in place prior to the Effective Date or (ii) assume the indemnification obligations of the Surviving Corporation described in Section 7.06(a).

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

SECTION 7.07. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 7.08. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (b) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

SECTION 7.09. Public Announcements. Neither the Company nor the Parent shall make any public announcement or disclosure with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the other party's prior written consent, unless such disclosure is required by Law, rules and regulations of the SEC or other regulatory requirements or rules of securities exchanges. The Company and the Parent shall consult with each other prior to making any public announcement or disclosure with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and the content of any such announcement or disclosure shall be approved by the non-disclosing party.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

(b) the Requisite Shareholder Approval shall have been obtained.

SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and except that those representations and warranties which address matters only as of a particular date shall be so true and correct as of such date, and Parent shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company;

(b) the Company shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Company to that effect signed by the Chief Executive Officer of the Company;

(c) Parent shall have received in form and substance reasonably satisfactory to Parent all consents, approvals and authorizations of Governmental Authorities necessary to consummate the Merger and all consents and waivers of third parties set forth on Section 8.02(c) of the Disclosure Schedule;

(d) no Company Material Adverse Effect shall have occurred;

(e) except for travel advances to employees in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $10,000, any shareholder or other affiliate of the Company (other than the Company Subsidiaries) that has any loans or other Indebtedness to the Company or any Company Subsidiary outstanding shall have repaid prior to the Closing Date such loans or other Indebtedness or cancelled guaranties given by the Company or any Company Subsidiary for the benefit of such shareholder or other affiliate and Parent shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company;

(f) appraisal rights under the Ohio Law shall not have been perfected, asserted or demanded with respect to more than 7% of the aggregate number of Shares and Preferred Shares;

(g) the documents and instruments contemplated to be delivered by the Company or the Significant Shareholders pursuant to Section 3.02 shall have been delivered;

(h) Parent shall have received the Employment Agreements duly executed by each of the parties thereto;

(i) Parent shall have received from Dinsmore & Shohl LLP, a legal opinion, addressed to Parent and dated the Closing Date substantially in the form of Exhibit 8.02(i);

(j) Parent shall have received from Wilmer, Cutler & Pickering, a legal opinion, addressed to Parent and dated the Closing Date substantially in the form of Exhibit 8.02(j); and

(k) Parent shall have received from each of the executive officers and directors of the Company and each Significant Shareholder a release, in the form of Exhibit 8.02(k).

SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date, and the Company shall have received a certificate of Parent to such effect signed by a duly authorized officer thereof;

(b) each of Parent and Merger Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of Parent to that effect signed by a duly authorized officer thereof; and

(c) the documents and instruments contemplated to be delivered by Parent pursuant to Section 3.02 shall have been delivered.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 15, 2001; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) if there shall be any Governmental Order that is final and nonappealable having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, if such breach is not cured within 20 business days from the date of notice thereof;

(e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, if such breach is not cured within 20 business days from the date of notice thereof;

(f) by either Parent or Company if this Agreement and the Merger fail to receive the Requisite Shareholder Approval; provided, however, that the right to terminate this Agreement by the Company under this Section 9.01(f) shall not be available to the Company where the failure to obtain such Requisite Shareholder Approval shall have been caused by or related in any way to the Company's breach of this Agreement;

(g) by Parent, if the Audited Financial Statements are not similar in all material respects as to form and content to the Unaudited Financial Statements, or are not accompanied by an unqualified opinion of the Company Accountants with respect thereto; or

(h) by Parent, if the Board of Directors of the Company or any committee thereof shall have failed to recommend or withdrawn or modified or changed, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Shareholders' Meeting in accordance with Section 7.03 (or the Board of Directors of the Company or any committee thereof shall resolve to do any of the foregoing).

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; and provided further that Section 10.01 shall survive termination of this Agreement.

SECTION 9.03. Amendment. This Agreement may not be amended except by (a) an instrument in writing signed by each of the parties hereto or (b) a waiver in accordance with Section 9.04.

SECTION 9.04. Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 9.05. Fees and Expenses. (a) In the event that:

(i) this Agreement shall be terminated by either party pursuant to Section 9.01 (other than Sections 9.01(a), (b), (c) or (e)), and the Company consummates, within 18 months after such termination, a transaction described in clauses (i) through (iv) of the definition of "Acquisition Proposal"; or

(ii) this Agreement is terminated pursuant to Section 9.01(g);

then, in any such event, the Company shall pay Parent promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $1,000,000 (the "Fee"), which amount shall be payable in immediately available funds; provided that, in the event of a termination by the Company, such Fee shall be paid prior to or simultaneously with such termination.

(b) In the event that the Company shall fail to pay the Fee when due, the Fee shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.05, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 5.00%.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, any filing fees and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Parent or Merger Sub:
Quest Diagnostics Incorporated One Malcolm Avenue Teterboro, NJ 07608 Telecopy: (201) 393-5289 Attention: General Counsel

with a copy to:
Shearman & Sterling 599 Lexington Avenue New York, NY 10022 Telecopy: (212) 848-7179 Attention: Clare O'Brien, Esq.

if to the Company:
MedPlus, Inc. 8805 Governor's Hill Drive, Suite 100 Cincinnati, Ohio 45249 Telecopy: (513) 697-3221 Attention: General Counsel

with a copy to:
Dinsmore & Shohl LLP 1900 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 Telecopy: (513) 977-8141 Attention: Charles F. Hertlein, Jr., Esq.

SECTION 10.03. Third-Party Beneficiaries. Except for the provisions contained in Section 7.06, nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.06. Incorporation of Exhibits. The Disclosure Schedule and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 10.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 10.08. Governing Law; Jurisdiction. (a) Except to the extent that the Merger may be mandatorily required to be governed by the laws of the State of Ohio, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.09. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

SECTION 10.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule), the Letter Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDPLUS, INC.

By:
Name:
Title:

QUEST DIAGNOSTICS INCORPORATED

By:
Name:
Title:

Q-M MERGER SUB, INC.

By:
Name:
Title:

EXHIBIT A

VOTING AGREEMENT

EXHIBIT B

OFFER LETTERS FROM PARENT WITH RESPECT TO EMPLOYMENT

EXHIBIT 8.02(i)

FORM OF OPINION

OF DINSMORE & SHOHL LLP

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement. The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement other than, with respect to the Merger, the adoption of the Merger Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting as a single class, and (ii) the affirmative vote of the holders of two-thirds of the outstanding shares of the Company Preferred Stock, voting as a separate class, entitled to vote thereon and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio as required by the Ohio Law. The Merger Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2. Each Significant Shareholder has full legal capacity and requisite right, power and authority to execute, deliver and perform such person's obligations under the Voting Agreement. The Voting Agreement has been duly executed and delivered by each Significant Shareholder, and such execution and delivery have been duly approved and authorized by all requisite action on the part of each Significant Shareholder and such approval and authorization has not been rescinded. The Voting Agreement constitutes the legal, valid and binding obligation of each Significant Shareholder, enforceable against it, him or her in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to any Significant Shareholder who is an individual, the failure of the spouse, if any, of such Significant Shareholder to be a party or signatory to the Voting Agreement shall not (i) prevent such Significant Shareholder from performing such Significant Shareholder's obligations and consummating the transactions contemplated under the Merger Agreement or (ii) prevent the Voting Agreement from constituting the legal, valid and binding obligation of such Significant Shareholder in accordance with its terms.

3. Each Significant Shareholder is, to the best of our knowledge upon due inquiry, the record or beneficial owner of the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Significant Shareholder's name (or, if applicable, other record holder's name) in Attachment I of the Voting Agreement and such shares are, to the best of our knowledge upon due inquiry, all the securities of the Company that are owned, either of record or beneficially, by such Significant Shareholder and are validly issued, to the best of our knowledge upon due inquiry, fully paid and nonassessable, and owned by such Significant Shareholder free and clear of all Encumbrances, other than any Encumbrances created by the Voting Agreement. Except as provided in the Voting Agreement with respect to the Irrevocable Proxy, to the best of our knowledge upon due inquiry, such Significant Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares of such Significant Shareholder.

4. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. To the best of our knowledge upon due inquiry, the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. To the best of our knowledge upon due inquiry, the Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Regulations.

5. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Company Common Stock and (b) 5,000,000 shares of Company Preferred Stock which are designated as Series A Convertible Preferred Stock. The shareholders of the Company, at a meeting held on July 25, 2000, approved in accordance with applicable Law an amendment to the Company Articles of Incorporation, which when and if filed with the Ohio Secretary of State, would increase the number of authorized shares of Company Common Stock to 25,000,000 and would authorize the issuance of 5,000,000 shares of Company Preferred Stock to be designated as Series B Preferred Stock; to date such amendment has not been filed with the Ohio Secretary of State and therefore has not become effective. As of the date hereof, to the best of our knowledge upon due inquiry, (i) 8,175,267 shares of Company Common Stock and 2,371,815 shares of Company Preferred Stock are issued and outstanding, all of which are validly issued, to the best of our knowledge upon due inquiry, fully paid and nonassessable and, to the best of our knowledge upon due inquiry, are owned of record and beneficially by the shareholders, free and clear of any Encumbrances, in the amounts set forth in Section 4.04 of the Disclosure Schedule, (ii) 200,000 shares of Company Common Stock are held in the treasury of the Company or by the Company Subsidiaries, (iii) 346,249 shares of Company Common Stock are reserved for future issuance in respect of all presently "in-the-money" Company Options and (iv) 4,112,352 shares of Company Common Stock and Company Preferred Stock are reserved for future issuance upon exercise of the Company Warrants. Company Options to purchase an additional 1,383,165 shares of Company Common Stock, which Company Options are not presently "in-the-money", are also outstanding; such shares shall be made available for reservation, if necessary, through proper filing of the Amendment with the Ohio Secretary of State. Except for the Shares, the Preferred Shares, the Company Options and the Company Warrants, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. Except for the Company Options granted pursuant to the Company Stock Option Plans or pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule and the Company Warrants granted pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule, to the best of our knowledge upon due inquiry, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other equity interests in, the Company or any Company Subsidiary. Section 4.04 of the Disclosure Schedule contains a full and complete list of all holders of the Company Options and the Company Warrants, and with respect to each such holder sets forth the number of the Company Options and the Company Warrants held as of the date hereof by each such holder, the date when the Company Options or the Company Warrants were issued, the exercise price thereof, whether such Company Options or Company Warrants are vested and whether they are exercisable. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. To the best of our knowledge upon due inquiry, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other Encumbrances of any nature whatsoever. To the best of our knowledge upon due inquiry, Section 4.04 of the Disclosure Schedule sets forth with respect to each Significant Shareholder the number of Shares, Preferred Shares, Company Options and Company Warrants held as of the date hereof by such Significant Shareholder. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

6. The execution and delivery of the Merger Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles of Incorporation or Company Regulations or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(c) of the Merger Agreement have been obtained and all filings and obligations described in Section 4.03(c) of the Merger Agreement have been made, conflict with or violate any Law known by us to be applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is known by us to be bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation known by us, except, with respect to clause (ii) and this clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

7. The execution and delivery of the Merger Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filing and recordation of appropriate merger documents as required by the Ohio Law.

8. The execution and delivery of the Voting Agreement by the Significant Shareholders do not, and the performance of the Voting Agreement by the Significant Shareholders will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority.

9. The Proxy Statement was prepared in all material respects in accordance with to the best of our knowledge after due inquiry, the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

10. To the best of our knowledge after due inquiry, there is no Action pending or threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Authority, which could reasonably be expected, if resolved adversely to the Company, to (i) materially impair the operations of the Company as currently conducted, (ii) materially impair the ability of the Company to perform its obligations under the Merger Agreement or (iii) prevent the consummation of the transactions contemplated by the Merger Agreement. To the best of our knowledge, neither the Company nor any material property or assets of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the best of our knowledge, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Authority.

11. The Board of Directors of the Company has taken prior to the date hereof and had taken prior to entering into Quest Agreement all action necessary to ensure that the restrictions contained in the applicable provisions of the Ohio Law and the Quest Agreement will not apply to the Merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement, and all requirements of the Ohio Law applicable to the Merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement have been, and will be, complied with.

12. The provisions in the Merger Agreement and the Voting Agreement as to choice of New York law as the governing law thereof and the provisions thereof as to the submission by the Company and the Significant Shareholders to the jurisdiction of any New York State court or U.S. federal court sitting in The City of New York, are valid, binding and enforceable under the Ohio Law. Any final judgment entered against the Company or any of the Significant Shareholders in a U.S. federal or New York State court sitting in The City of New York would be recognized, conclusive and enforceable in the courts of the State of Ohio. Furthermore, final judgments rendered in a U.S. federal or New York State court sitting in The City of New York would be recognized, conclusive and enforceable in the court of the State of Ohio without re-trial or reconsideration of the merits of the case.

All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement or Voting Agreement, as applicable.

EXHIBIT 8.02(j)

FORM OF OPINION OF WILMER, CUTLER & PICKERING

1. Each of Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, LP (together, the "Shareholders") has full legal capacity and requisite right, power and authority to execute, deliver and perform such person's obligations under the Voting Agreement. The Voting Agreement has been duly executed and delivered by each Shareholder, and such execution and delivery have been duly approved and authorized by all requisite action on the part of each Shareholder and such approval and authorization has not been rescinded. The Voting Agreement constitutes the legal, valid and binding obligation of each Shareholder, enforceable against it, him or her in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement or Voting Agreement, as applicable.

EXHIBIT 8.02(k)

FORM OF RELEASE OF CLAIMS AGREEMENT

RELEASE OF CLAIMS AGREEMENT dated as of [ ], 2001 (this "Agreement"), by and among [Name of Executive Officer/Director/Significant Shareholder] (each, a "Releasor"), MEDPLUS, INC., an Ohio corporation (the "Company") and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent").

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of April 25, 2001 (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement) among the Company, Parent and Q-M Merger Sub ("Merger Sub"), Parent, Merger Sub and the Company agreed to consummate a business combination transaction (the "Merger") pursuant to which Merger Sub shall be merged with and into the Company on [ ], 2001 (the "Effective Date");

WHEREAS on the Effective Date, each of the Shares and Preferred Shares shall be cancelled and converted automatically into the right to receive an amount equal to $2.00 in cash (the "Merger Consideration");

WHEREAS as a closing condition to the obligations of Parent and Merger Sub to consummate the Merger under the Merger Agreement, each of the executive officers and directors of the Company and each Significant Shareholder shall execute this Agreement and the Company shall deliver such executed copies to Parent on or prior to the Closing Date.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

SECTION 1.01. General Release. (a) Except as set forth in Section 1.01(b), each Releasor does hereby for itself, himself or herself and for such person's agents, attorneys, representatives, employees, receivers, subsidiaries, affiliates, trustees, assigns, officers, directors, members, shareholders, partners, and predecessors and successors-in-interest, release and absolutely discharge (1) the Company, the Company Subsidiaries and their respective directors, officers, agents, affiliates, employees, assigns and predecessors and successors-in-interest, and each of them (hereinafter, "Related Company Parties") and (2) Parent, Parent Subsidiaries and their respective directors, officers, agents, affiliates, employees, assigns and predecessors and successors-in-interest, and each of them (hereinafter, "Related Parent Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, accountings, reckonings, obligations, costs, expenses, liens, actions and causes of action, of every kind and nature whatsoever at law or in equity, known or unknown, suspected or unsuspected which such Releasor ever had, now have or may have against the Company, any Company Subsidiary, the Related Company Parties, Parent, any Parent Subsidiary or the Related Parent Parties, or any of them.

(b) Notwithstanding Section 1.01(a), such Releasor does not waive (i) the right to receive the Merger Consideration in accordance with and subject to the terms and conditions of the Merger Agreement; (ii) if applicable, the right to indemnification pursuant to and in accordance with Section 7.06 of the Merger Agreement and (iii) if applicable, the rights as to any matter set forth in Section 8.02(k) of the Disclosure Schedule of the Merger Agreement.

SECTION 1.01. Representations and Warranties of Each Releasor. Each Releasor hereby represents and warrants that:

(a) Such person has the necessary power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company and the Parent, constitutes a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms.

(b) The execution and delivery of this Agreement by such person do not, and the performance by such person of this Agreement shall not, (i) if applicable, conflict with or violate the Certificate of Incorporation or By-laws or other organizational documents of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) The execution, delivery and performance of this Agreement by such person shall not require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority.

ARTICLE II

SECTION 2.01. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 2.02. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

SECTION 2.03. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 2.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 2.05. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

SECTION 2.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 2.07. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 2.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 2.09. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

IN WITNESS WHEREOF, the parties have executed or duly executed this Agreement as of the day and year first written above.

[RELEASOR]

By
Name:
Title:

MEDPLUS, INC.

By
Name:
Title:

QUEST DIAGNOSTICS INCORPORATED

By
Name:
Title:

APPENDIX B

SECTION 1701.85 OF THE OHIO REVISED CODE

Section 1701.85 Dissenting shareholder's demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of the shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares had been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(l) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(l) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

APPENDIX C

KPMG Consulting

303 East Wacker Drive Chicago, IL 60601-1512	Telephone 312 665 1000	Fax 312 665 6000

April 15, 2001

Mr. Edward Cahill

Special Committee of The Board of Directors

c/o MedPlus, Inc.

8805 Governor's Hill Drive

Cincinnati, Ohio 45249

Dear Mr. Cahill:

We understand that on April 1, 2001, Quest Diagnostics Incorporated ("Quest") proposed to acquire all outstanding common and preferred shares of MedPlus, Inc. ("MedPlus") that Quest does not already own at a price of $2.00 per share, payable in cash (the "Transaction"). You have supplied us with a copy of the letter conveying the Quest proposal, draft Merger and Credit Agreements dated April 6, 2001, and other documents related to the proposed transaction (the "Transaction Documents").

You have asked us to render our opinion as to whether the proposed Transaction is fair, from a financial point of view, to owners, other than Quest or its affiliates, of MedPlus common stock (the"MedPlus Common Shareholders").

In the course of our analyses for rendering this opinion, we have:

1. read the Transaction Documents;

2. read MedPlus' audited financial statements for the fiscal years ended December 31, 1996, January 31, 1998, 1999, and 2000, the preliminary audited financial statements for the fiscal year ended January 31, 2001, and its unaudited interim financial statements for the periods ended February 28, 2001;

3. read certain operating and financial information, including budgets and projections, provided to us by management relating to MedPlus' business and prospects;

4. met with certain members of MedPlus' senior and operating management's to discuss its operations, historical financial statements and future prospects;

5. visited MedPlus' facilities in Cincinnati, Ohio;

6. read the historical offers for, transactions in and appraisals of the common and preferred stock of MedPlus;

7. considered publicly available financial data and stock market performance data of public companies which we deemed generally comparable to MedPlus;

KPMG Consulting, Inc., an independent consulting company

KPMG Consulting

Mr. Edward Cahill

8. compared the terms of recent acquisitions of companies which we deemed generally comparable to MedPlus; and

9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy, completeness and fair presentation of all financial and other information that was available to us from public sources and all the financial and other Information provided to us by MedPlus and its representatives. We have further relied upon the assurances and representations of management that they are unaware of any facts that would make the information provided to us incomplete or misleading.

With respect to the fiscal year 2002 budget and other financial projections supplied to us, we assumed that, as of the date supplied to us, they were reasonably prepared on bases reflecting the best available estimates and judgments of the management of MedPlus at the time of their preparation. In arriving at our opinion, we have not performed any independent appraisal of the assets of MedPlus.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist and on the information made available to us as of, the date of this presentation. We have relied as to certain legal matters on the advice of Porter, Wright, Morris and Arthur and its representatives, who we have retained as counsel to us.  Based on the foregoing, it is our opinion that the cash offer of $2.00 per common share is fair, from a financial point of view, to the MedPlus Common Shareholders.

The Opinion expressed herein is provided for the information and assistance of the Board of Directors of MedPlus in connection with its consideration of the proposed Transaction. Our Opinion, as expressed herein, does not constitute a recommendation to the Board of Directors of MedPlus or its stockholders as to whether or not to vote in favor of the Transaction. Our opinion must be updated to the date of the Proxy Statement for considering the Transaction.

Very truly yours,
KPMG Consulting, Inc.

By: ________________ Robert J. Musur Managing Director

APPENDIX D

EXECUTION COPY

______________________________________________________________________________

VOTING AGREEMENT

Among

SHAREHOLDERS OF

MEDPLUS, INC. whose names appear on the signature pages hereof

and

QUEST DIAGNOSTICS INCORPORATED

Dated as of April 25, 2001

______________________________________________________________________________

Page

ARTICLE I VOTING AGREEMENT

SECTION 1.01. Voting Agreement	1
SECTION 1.02. Irrevocable Proxy	2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 3.01. Corporate Organization	5
SECTION 3.02. Authority Relative to This Agreement	5
SECTION 3.03. No Conflict; Required Filings and Consents	5

ARTICLE IV COVENANTS

ARTICLE V TERMINATION

SECTION 5.01. Termination	9

ARTICLE VI MISCELLANEOUS

VOTING AGREEMENT, dated as of April 25, 2001 (this "Agreement"), among the Shareholders of MEDPLUS, INC., an Ohio corporation (the "Company"), whose names appear on the signature pages hereof (each, a "Shareholder" and, collectively, the "Shareholders"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent").

WHEREAS, simultaneously with the execution of this Agreement, the Company, Parent and Q-M Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent ("Merger Sub") are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, which provides, among other things, that the Merger Sub will merge with and into the Company (the "Merger") and each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than (x) Dissenting Shares and (y) shares cancelled as provided in Section 3.03(b) of the Merger Agreement, shall be converted into the right to receive $2.00 per share in cash, payable, without interest, to the Shareholder upon surrender, in the manner provided in the Merger Agreement, of the Certificate that formerly evidenced the Company Common Stock or Company Preferred Stock, as the case may be.

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of shares of common stock, no par value, of the Company ("Company Common Stock"), and the number of shares of Series A convertible preferred stock of the Company ("Company Preferred Stock"), set forth opposite such Shareholder's name in Attachment I hereto (all such Company Common Stock and Company Preferred Stock and any shares of Company Common Stock or Company Preferred Stock that may be acquired after the date hereof by the Shareholders and prior to the termination of this Agreement, whether upon the exercise or conversion of options, warrants, convertible securities or otherwise, being referred to herein as the "Owned Shares"); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have requested that each Shareholder agree, and each Shareholder hereby agrees, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

VOTING AGREEMENT

SECTION 1.01. Voting Agreement. Each Shareholder hereby agrees that in any corporate action of the Company's shareholders taken at any meeting of the Company's shareholders or by written consent in lieu of a meeting of the Company's shareholders in accordance with the General Corporation Law of Ohio (the "Ohio Law"), such Shareholder will vote, or cause to be voted, all of such Shareholder's Owned Shares, entitled to vote at such meeting, or, with respect to actions by written consent in lieu of a meeting, will express (and execute and deliver any necessary document or instrument with respect thereto) consent or dissent (as applicable) with respect to all of such Shareholder's Owned Shares: (i) in favor of the adoption of the Merger Agreement and otherwise in such manner as may be necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement, (ii) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or of the Shareholder contained in this Agreement, and (iii) against any action, proposal, agreement or transaction (other than the Merger Agreement) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger or this Agreement, including, but not limited to (A) any Acquisition Proposal, (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries, (C) a sale or transfer of assets or capital stock of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries, (D) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent, (E) any material change in the present capitalization or dividend policy of the Company, or (F) any other material change in the Company's corporate structure or business.

SECTION 1.02. Irrevocable Proxy. Each Shareholder hereby irrevocably grants to and appoints Parent, and each of its officers, as such Shareholder's proxy and attorney-in-fact pursuant to and in accordance with the requisite provisions of the Ohio Law, with full power of substitution to vote all of such Shareholder's Owned Shares at any meeting of the Company's shareholders (whether annual or special and whether or not an adjourned or postponed meeting) or with respect to any action by written consent in lieu of a meeting of the Company's shareholders by executing the written consent (or any other documents or instrument related thereto) with respect to all Owned Shares of such Shareholder and delivering the same to the Company in the manner required by the requisite provisions of the Ohio Law, on the matters and in the manner specified in Section 1.01 (the "Irrevocable Proxy"). THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND ARE COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SHAREHOLDER MAY TRANSFER ANY OF SUCH SHAREHOLDER'S OWNED SHARES IN BREACH OF THIS AGREEMENT. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to the Owned Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder, and the termination of the Irrevocable Proxy and any obligation of each Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder. Each Shareholder represents that any proxies heretofore given in respect of the Owned Shares are not irrevocable, and that any such proxies are hereby revoked. Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon each Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the Irrevocable Proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement, and that such Irrevocable Proxy is given to secure the performance of the duties of such Shareholder under this Agreement and in connection with the Merger Agreement. Each Shareholder hereby ratifies and confirms all that the Irrevocable Proxy may lawfully do or cause to be done by virtue hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders hereby represent and warrant to Parent as follows:

SECTION 2.01. Corporate Organization. Each Shareholder that is a corporation, limited liability company, partnership or trust is duly incorporated, organized or formed (as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 2.02. Authority Relative to this Agreement. Each Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Shareholder that is a corporation, limited liability company, partnership or trust and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other requisite action, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

SECTION. 2.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, (i) if applicable, conflict with or violate the Certificate of Incorporation or By-laws or other organizational documents of such Shareholder, (ii) conflict with or violate any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent such Shareholder from performing its, his or her obligations under this Agreement.

(b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent such Shareholder from performing its, his or her obligations under this Agreement.

SECTION 2.04. Title to the Owned Shares. As of the date hereof, such Shareholder is the record or beneficial owner of the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Shareholder's name (or, if applicable, other record holder's name) in Attachment I hereto and such shares are all the securities of the Company that are owned, either of record or beneficially, by such Shareholder and are validly issued, fully paid and nonassessable, and owned by such Shareholder free and clear of all Encumbrances, other than any Encumbrances created by this Agreement. Except as provided in this Agreement with respect to the Irrevocable Proxy, such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares of such Shareholder.

SECTION 2.05. Absence of Litigation. There is no Action pending or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, threatened against such Shareholder or any of such Shareholder's affiliates or any of their respective properties or any of their respective officers or directors (in their capacities as such), in the case of a corporate entity, before any Governmental Authority that, individually or in the aggregate, would reasonably be expected to prevent, alter, delay or impair such Shareholder's ability to consummate the transactions contemplated by this Agreement, or otherwise prevent such Shareholder from performing it, his or her obligations under this Agreement. There is no Governmental Order or any continuing order of, consent, decree, settlement agreement or other similar agreement with, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, continuing investigation by, any Governmental Authority against such Shareholder or any of such Shareholder's affiliates, or, to the knowledge of such Shareholder or any of such Shareholder's affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership) or any of their respective trustees (in the case of a trust) that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on such Shareholder's ability to consummate the transactions contemplated by this Agreement.

SECTION 2.06. Absence of Claims. Each Shareholder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by such Shareholder against the Company or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of the Company or any Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Shareholder as follows:

SECTION 3.01. Corporate Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing or in good standing or to have such power or authority would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Parent from performing its obligations under this Agreement.

SECTION 3.02. Authority Relative to This Agreement. Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent either Parent from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Parent from performing their obligations under this Agreement.

ARTICLE IV

COVENANTS

SECTION 4.01. Delivery of Certificates. On the Closing Date, each Shareholder agrees to deliver, and in the case of Owned Shares held in a 401(k) plan, use its, his or her reasonable best efforts to cause to be delivered, to Parent the original certificates representing such Shareholder's Owned Shares, together with a duly executed letter of transmittal in the form and substance contemplated by the Merger Agreement.

SECTION 4.02. No Disposition or Encumbrance of Owned Shares. Each Shareholder hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (a) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any trust or enter into a voting agreement or arrangement, or create or permit to exist any Encumbrances of any nature whatsoever with respect to, any of the Owned Shares or any interest therein (or agree or consent to, or offer to do, any of the foregoing), (b) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations hereunder or delaying the performance of such Shareholder's obligations hereunder, or (c) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

SECTION 4.03. No Solicitation of Transactions. (a) Each Shareholder shall not, and shall cause its shareholders, members, partners, affiliates, officers, directors, trustees, employees, agents, advisors or other representatives (including, without limitation, any financial advisor, attorney or accountant retained by it) (the "Shareholder Representatives") not to, directly or indirectly, between the date of this Agreement and the date of termination of the Merger Agreement, take any action to solicit, initiate or encourage or facilitate the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or other shareholders of the Company) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or potential Acquisition Proposal, or any inquiry with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to the Company or the Company Subsidiaries or afford access to the properties, books or records of the Company or the Company Subsidiaries to any person that has made, or to such person's knowledge, is considering making an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Shareholder Representatives, whether or not such person is so authorized and whether or not any such person is purporting to act on behalf of any of the Shareholders or otherwise shall be deemed to be a breach of this Agreement by the applicable Shareholder.

(b) Upon receiving an Acquisition Proposal, each Shareholder shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent, after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or Company any Company Subsidiary by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and shall promptly provide copies of any proposals, indications of interest, draft agreements and correspondence relating to such Acquisition Proposal. Each Shareholder shall, and shall cause its respective Shareholder Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such person.

(c) Each Shareholder agrees that it shall take the necessary steps promptly to inform its respective Shareholder Representatives of the obligations undertaken in this Section 4.03.

SECTION 4.04. Confidentiality; Non-Solicitation of Employees. (a) Each Shareholder agrees to, and shall cause its, his or her Shareholder Representatives to: (i) treat and hold as confidential (and not disclose or provide access to any person to) all information relating to trade secrets, processes, patent and trademark applications, confidential Intellectual Property, services, product or service development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and each Company Subsidiary, (ii) in the event that such Shareholder or any such Shareholder Representative becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement so that Parent or any of its affiliates may seek a protective order or other remedy or waive compliance with this Section 4.04(a), (iii) in the event that such protective order or other remedy is not obtained, or Parent waives compliance with this Section 4.04(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at or as soon as practicable following the Closing) to Parent any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Shareholder or any of its, his or her Shareholder Representatives destroy any and all additional copies then in the possession of such Shareholder or any of its, his or her Shareholder Representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Shareholder, its, his or her Shareholder Representatives; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain, unless the combination itself and its principle of operation are in the public domain. Such Shareholder agrees and acknowledges that remedies at law for any breach of its obligations under this Section 4.04(a) are inadequate and that, in addition thereto, Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b) For a period of one year following the later to occur of (i) the Effective Time, or (ii) if applicable, termination of employment with the Company, any Company Subsidiary or the Surviving Corporation, each Shareholder shall not directly or indirectly, solicit, induce or encourage any employee of the Company or any of its affiliates to leave such employment and become an employee of any entity of which such Shareholder is an affiliate. The parties agree that a remedy at law for any breach of any obligation under this Section 4.04(b) will be inadequate and that, in addition to any other rights and remedies to which Parent or Merger Sub may be entitled hereunder, at law or in equity, Parent or Merger Sub shall be entitled to injunctive relief and reimbursement for all reasonable attorney's fees and other expenses incurred in connection with the enforcement hereof. In the event this Section 4.04(b) is held to be in any respect an unreasonable restriction upon any Shareholder by any court having competent jurisdiction, the court so holding may effect such change as may be necessary to render this Section 4.04(b) enforceable by such court. As so modified, this Section 4.04(b) will continue in full force and effect. Such decision by a court of competent jurisdiction shall not invalidate this Agreement, but this Agreement shall be interpreted, construed and enforced as not containing such invalidated provision.

SECTION 4.05. Waiver of Certain Rights. (a) Richard A. Mahoney hereby waives any rights that he may have, and releases the Company from any obligation, with respect to any issuance of options to acquire shares of capital stock of the Company pursuant to the employment agreement dated October 31, 1995, between Mr. Mahoney and the Company.

(b) Each Significant Shareholder entitled to receive non-cash dividends on Owned Shares from the Company hereby waives any rights that it, he or she may have to receive such non-cash dividends, and hereby agrees to receive cash dividend payments from the Company in lieu thereof.

(c) Each Significant Shareholder who holds warrants issued by the Company shall not exercise such warrants until the earlier of (i) the Effective Time or (ii) the termination of the Merger Agreement, and shall agree to receive the consideration for cancellation and conversion of such warrants as set forth in Section 3.07 of the Merger Agreement.

SECTION 4.06. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof and, with respect to Parent, the Merger Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective this Agreement, and obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders as are necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE V

TERMINATION

SECTION 5.01. Termination. The Shareholders' obligations under this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect (i) upon consummation of the Merger in accordance with the terms and conditions of the Merger Agreement (except for the provisions contained in Sections 4.04, 4.05, 4.06 and Article VI of this Agreement which shall survive the termination of this Agreement pursuant to this clause (i))) or (ii) from the 180th day following the termination of the Merger Agreement (other than the Shareholders' obligations under Article I of this Agreement which shall terminate immediately following the termination of the Merger Agreement). Any termination of this Agreement pursuant to this Section 5.01 shall not relieve any party of liability for any breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01. Amendment. This Agreement may not be amended except (a) by an instrument in writing signed by each of the parties hereto, or (b) by a waiver in accordance with Section 6.02.

SECTION 6.02. Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 6.03. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on his, her or its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and all other matters related to the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any transaction contemplated by this Agreement is consummated.

SECTION 6.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.04):

(a)	if to the Shareholders:

c/o Cahill, Warnock Strategic Partners Fund, LP
and Strategic Associates, LP
HLM Management Company
222 Berkley Street, 21st Floor
Boston, MA 02116
Telecopy: (617) 266-2647 Attention: Edward L. Cahill

with a copy to:

Camden Parnters, Inc.
One South Street, Suite 2150
Baltimore, MD 21202
Telecopy: (410) 895-3805
Attention: Donald W. Hughes

and

Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington, D.C. 20037
Telecopy: (202) 663-6363 and (410) 986-2828
Attention: John B. Watkins

c/o The Keys Irrevocable Trust and
The Keys Plus Irrevocable Trust
8598 Twilight Tear Lane
Cincinnati, Ohio 45249
Telecopy: (513) 697-3221
Attention: Richard A. Mahoney

with a copy to:

Dinsmore & Shohl LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Telecopy: (513) 977-8141
Attention: Charles F. Hertlein, Jr., Esq.

c/o Richard A. Mahoney
8598 Twilight Tear Lane
Cincinnati, Ohio 45249
Telecopy: (513) 697-3221

with a copy to:

Dinsmore & Shohl LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Telecopy: (513) 977-8141
Attention: Charles F. Hertlein, Jr., Esq.

c/o Philip S. Present II
10719 Weatherstone Court
Loveland, Ohio 45140
Cincinnati, Ohio 45140
Telecopy: (513) 697-3221

with a copy to:

Dinsmore & Shohl LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Telecopy: (513) 977-8141
Attention: Charles F. Hertlein, Jr., Esq.

if to Parent:

Quest Diagnostics Corporation
One Malcolm Avenue
Teterboro, NJ 07608
Telecopy: (201) 393-5289
Attention: General Counsel

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Telecopy: (212) 848-7179
Attention: Clare O'Brien, Esq.

SECTION 6.05. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

SECTION 6.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 6.07. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement or any of their rights, interests and obligations hereunder to any affiliate of Parent without the consent of the Shareholders. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 6.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 6.09. Governing Law; Jurisdiction. (a) Except to the extent that the Irrevocable Proxy may be mandatorily required to be governed by the laws of the State of Ohio, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court sitting in The City of New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 6.10. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

SECTION 6.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 6.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 6.13. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

CAHILL, WARNOCK STRATEGIC PARTNERS FUND, LP

By:
Name:
Title:

STRATEGIC ASSOCIATES, LP

By:
Name:
Title:

THE KEYS IRREVOCABLE TRUST

By:
Name:
Title:

THE KEYS PLUS IRREVOCABLE TRUST

By:
Name:
Title:

RICHARD A. MAHONEY

PHILLIP S. PRESENT II

QUEST DIAGNOSTICS CORPORATION

By:
Name:
Title:

Attachment I

Shareholder	Company Common Stock	Company Preferred Stock

APPENDIX E

MedPlus, Inc.

Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

- Monitor the independence and performance of the Company's independent auditors.

- Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

- Review areas of potential significant financial risk to the Company.

- Monitor compliance with legal and regulatory requirements.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the NASDAQ National Market Stock Exchange. The Audit Committee shall be compromised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from relationship that would interfere with the exercise of his or her independent judgement. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. One member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Chairman should develop the agenda in consultation with management, other committee members, and independent auditors. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should meet with management quarterly to review the Company's financial statements. If warranted, as deemed appropriate by the Committee, the Committee should also meet quarterly with the independent auditor to review significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with the management, and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4. Review with financial management (and the independent auditors, if deemed appropriate) the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators of governmental agencies.

Other Audit Committee Responsibilities

12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

13. Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

Other Optional Charter Disclosures

15. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

16. Periodically perform self-assessment of Audit Committee performance.

17. Review financial and accounting personnel succession planning within the Company.

18. Annually review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.

MEDPLUS, INC.

8805 Governor's Hill Drive, Suite 100

Cincinnati, Ohio 45249

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Richard A. Mahoney, Philip S. Present II and Daniel A. Silber, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of MedPlus, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders of MedPlus scheduled to be held on June 26, 2001 at _____ at _____________________________________ or at any adjournment thereof.

Please mark an "X" in the appropriate box. The Board of Directors recommends a "FOR" vote on each proposal.

1. Election of eight directors to serve until the 2002 Annual Meeting.

___ FOR all nominees listed below. except as marked to the contrary below)	___ WITHHOLD AUTHORITY

Richard A. Mahoney, Robert E. Kenny III, Paul J. Stein, Martin A. Neads, Philip S. Present II, Edward Cahill, Edward L. Samek and Kenneth W. Freeman.

2. Approval and adoption of the merger agreement dated April 25, 2001 among MedPlus, Inc., Quest Diagnostics Incorporated and Q-M Merger Sub, Inc., a wholly-owned subsidiary of Quest Diagnostics, pursuant to which Q-M Merger Sub will merge with and into MedPlus.

___ FOR approval and adoption of the merger agreement.	___ ABSTAIN	___ WITHHOLD AUTHORITY

3. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

This proxy is continued and is to be signed on the reverse side.

ALL FORMER PROXIES ARE HEREBY REVOKED.

Number of Shares: _____________________
_____________________________________ (Signature of Shareholder)

_____________________________________ (Signature of Shareholder)

Please sign exactly as your name appears to the left. All joint owners should sign. (When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)
Dated: _________________________, 2001